Exhibit 10.30

Execution Version

FINANCING AGREEMENT

Dated as of November 4, 2022

by and among

NEAR INTELLIGENCE HOLDINGS INC.,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

BLUE TORCH FINANCE LLC,
as Administrative Agent and Collateral Agent

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE TERM LOANS ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THE TERM LOANS MAY BE DIRECTED TO THE ADDRESSEE ON FILE WITH THE ADMINISTRATIVE AGENT.

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Excluded Subsidiaries
Schedule 5.03	Conditions Subsequent to Effectiveness
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(p)	Employee & Labor Matters
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01 (v)	Data Privacy and Security
Schedule 6.01(w)	Material Contracts
Schedule 6.01(z)	The De-SPAC Mergers
Schedule 7.01(a)	Additional Reporting Requirements
Schedule 7.01(q)	Data Privacy Obligations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Existing Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts and Cash Management Banks

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of SOFR Notice
Exhibit E	Form of Compliance Certificate
Exhibits G-1-G-4	Forms of U.S. Tax Compliance Certificate

FINANCING AGREEMENT

Financing Agreement, dated as of November 4, 2022, by, among others, Near Intelligence Holdings Inc., a Delaware corporation, as Borrower (as defined below), each Guarantor as defined below from time to time party hereto, the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Blue Torch Finance LLC, a Delaware limited liability company (“Blue Torch”), as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Blue Torch, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a term loan in the aggregate principal amount of $100,000,000. The proceeds of the term loan shall be used in accordance with Section 6.01(s). The Lenders are severally, and not jointly, willing to extend such credit to the Borrower, in each case subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I.
DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Acquisition” means any transaction or series of related transactions consummated by Borrower or any of its Subsidiaries after the Effective Date for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person or (b) the acquisition of all of the Equity Interests of any Person (other than directors’ qualifying shares), whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a wholly-owned Subsidiary (other than with respect to directors’ qualifying shares) of the Borrower.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Additional Asset Security Jurisdiction” and “Additional Asset Security Jurisdictions” have the respective meanings specified therefor in Section 7.01(b).

“Adjusted Aged A/R Amount” means, for purposes of calculating the amount of Recurring Revenue as of any date of determination, and without duplication,

(i) during the period from December 31, 2022 up to and including March 30, 2023, any amount over $7,500,000 of accounts receivables of the Borrower and its Subsidiaries that remains unpaid for more than 90 days past the original due date;

(ii) during the period from March 31, 2023 up to and including June 29, 2023, any amount over $5,000,000 of accounts receivables of the Borrower and its Subsidiaries that remains unpaid for more than 90 days past the original due date; and

(iii) during the period from June 30, 2023 and thereafter, (a) the difference, if positive, between (x) the amount of accounts receivables of the Borrower and its Subsidiaries that remains unpaid for more than 90 days, but less than 180 days, past the original due date and (y) 10% of the aggregate accounts receivables of the Borrower and its Subsidiaries, and (b) all accounts receivables of the Borrower and its Subsidiaries that remain unpaid for 180 days or more past the original due date.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Accounts” means one or more accounts designated by the Administrative Agent at a bank designated by the Administrative Agent from time to time, in each case, pursuant to a written notice delivered to the Borrower, as the accounts into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Aggregate Specified Overage Amounts” means, with respect to any test period, the lesser of (a) 7.5% of the aggregate Guaranteed Annual Minimum Revenue for such test period and (b) the sum of the Specified Overage Amounts for each of the Specified Customers for such test period.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to countering terrorism financing or anti-money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and other such Requirements of Law of those jurisdictions in which the Loan Parties are subject that prohibit or direct against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 8.75% per annum and (b) any SOFR Loan or any portion thereof, 9.75% per annum.

“Applicable Premium” means

(a) as of the date of the occurrence of an Applicable Premium Trigger Event of the types specified in clauses (c), (d) or (e) of the definition thereof:

(i) during the period from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date (the “First Period”), an amount equal to the Make-Whole Amount;

(ii) during the period after the First Period up to and including the date that is the second anniversary of the Effective Date (the “Second Period”), an amount equal to 2.00% times the aggregate principal amount of the Term Loans outstanding on the date of such Applicable Premium Trigger Event; and

(iii) thereafter, zero;

(b) [reserved];

(c) as of the date of the occurrence of an Applicable Premium Trigger Event of the type specified in clause (b) of the definition thereof (in each case, without duplication of any Applicable Premium under clause (a) above):

(i) during the First Period, an amount equal to the Make-Whole Amount;

(ii) during the Second Period, an amount equal to 2.00% times the amount of the aggregate principal amount of the Term Loans being paid on the date of such Applicable Premium Trigger Event; and

(iii) thereafter, zero.

“Applicable Premium Trigger Event” means, without duplication:

(a) any prepayment by any Loan Party of any part of the principal balance of any Term Loan pursuant to Section 12.02(c);

(b) any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(c) the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

(d) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to any Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(e) the termination of this Agreement prior to the Final Maturity Date for any reason;

provided that notwithstanding anything in the foregoing to the contrary, in no event shall any of the following constitute an “Applicable Premium Trigger Event”: (x) any payment of Term Loans made with the Net Cash Proceeds of any Extraordinary Receipt, (y) any mandatory prepayment pursuant to Section 2.05(c)(v), and (z) any mandatory prepayment pursuant to Section 2.05(c)(i) made on or prior to March 31, 2023.

“Asset Security Jurisdiction” and “Asset Security Jurisdictions” have the respective meanings specified therefor in Section 7.01(b).

“Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit B hereto or such other form reasonably acceptable to the Administrative Agent and the Borrower.

“Authorized Officer” means (a) for purposes of the last sentence of Section 1.03, with respect to any Loan Party, the chief executive officer, chief financial officer, global finance controller or global accounting officer or other financial officer performing similar functions, or president of such Loan Party, and (b) for all purposes other than as described in clause (a) above, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, director, secretary, assistant secretary, global finance controller or other financial officer performing similar functions, president or executive vice president of such Person.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration, judicial management or other Insolvency Proceeding).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or, if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Blue Torch” has the meaning specified therefor in the preamble hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board Observer” has the meaning specified therefor in Section 7.01(p).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors (or equivalent governing body) of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors (or equivalent governing body) of such company or the sole member or the managing member or any controlling committee or board of directors (or equivalent governing body) thereof, and (d) any other Person, the board or committee (or equivalent governing body) of such Person serving a similar function.

“BOD Meeting” has the meaning specified therefor in Section 7.01(p).

“Borrower” means (a) prior to the consummation of the De-SPAC Mergers, Near Intelligence Holdings Inc., a Delaware corporation, and (b) on and after the consummation of the De-SPAC Mergers, the applicable Successor Borrower in accordance with Section 7.02(c)(i)(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person (for the avoidance of doubt, subject to Section 1.04).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP (for the avoidance of doubt, subject to Section 1.04).

“Cash Equivalents” means

(a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within three hundred sixty (360) days from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from Standard & Poor’s or at least P-2 from Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c) commercial paper, maturing not more than two hundred seventy (270) days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s;

(d) certificates of deposit maturing not more than two hundred seventy (270) days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (d) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof;

(f) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets primarily comprise Cash Equivalents described in another clause of this definition;

(g) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within two hundred seventy (270) days from the date of acquisition thereof; and

(h) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (g) above in respect of each country that is a member of the Organization for Economic Co-operation and Development and, in the case of a Subsidiary organized in India or Singapore, India or Singapore, respectively.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“CFC” means a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code; provided, that notwithstanding anything to the contrary under any Loan Document, no Loan Party or Subsidiary of any Loan Party, in each case, that is organized or formed in an Asset Security Jurisdiction or required to join this Agreement as a Guarantor under Section 7.01(b) (or, in each case, their successors) shall be considered a CFC or FSHCO for purposes of the Loan Documents or be or become owned by any entity other than Loan Parties (such that Lenders are unable to obtain a 100% pledge of the Equity Interests issued by such Loan Party or Subsidiary of Loan Party) and no such Person shall be excluded, limited or released from providing any guarantee or collateral (including pledges of Equity Interests or assets held directly or indirectly) or engaging in repatriations, or the pledge of Equity Interests issued by such Persons be limited in any way, in each case, solely as a result of being considered a controlled foreign corporation or CFC or FSHCO or any adverse tax, cost or impact under Section 956 of the Internal Revenue Code or similar provision.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty,

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or

(c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence, after the date of this Agreement, of any of the following:

(a) at any time prior to the consummation of the De-SPAC Transactions, the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time become the “beneficial owner” (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of Equity Interests representing more than 50% of the aggregate outstanding voting or economic power of the Equity Interests of the Topco;

(b) at any time following the consummation of the De-SPAC Transactions, any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time become the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of Equity Interests, directly or indirectly, representing more than 40% of the voting or economic power of the Equity Interest of the Topco;

(c) at any time following the consummation of the De-SPAC Transactions, the Topco shall fail to beneficially own, directly, 100% of the outstanding Equity Interest of Borrower; or

(d) the occurrence of a “Change of Control” (or any comparable term or provision) under or with respect to any documents governing (i) any Disqualified Equity Interests with a liquidation preference (or mandatory redemption) of more than $2,500,000 or (ii) other Indebtedness that has an aggregate outstanding principal amount of more than $2,500,000, in each case, of the Topco or any of its Subsidiaries.

It is understood that, for purposes of this definition:

(x) no Person shall be deemed to have beneficial ownership of Equity Interests solely by virtue of a stock purchase agreement, merger agreement, or similar agreement (or voting agreement entered into in connection with a stock purchase agreement, merger agreement or similar agreement) until the consummation of the transfer of the applicable Equity Interests to such Person,

(y) the consummation of the De-SPAC Transactions and the entering into of voting agreements in support of consummation of the De-SPAC Transactions and the issuance and conversion of warrants in connection therewith shall not constitute a Change of Control and

(z) the issuance of the Warrants and other Equity Interests to the Lenders and their Affiliates in connection with this Agreement and the other Loan Documents shall not be a Change of Control.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to any Loan Document as security for all or any part of the Obligations; provided that Collateral shall not include any Excluded Property.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collateral and Guarantee Requirements” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered at such time as may be designated therein, pursuant to the terms of the Collateral Documents or Section 7.01(l), Section 7.01(m), Section 7.01(s) or Section 8.01, subject, in each case, to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been guaranteed by (i) solely after the consummation of the De-SPAC Transactions and subject to Section 5.03, De-SPAC Parent and (ii) each wholly owned Subsidiary (other than Excluded Subsidiaries) of Borrower organized or formed in an Asset Security Jurisdiction;

(c) to the extent required hereunder and/or under any Collateral Documents, each Loan Party shall grant a Lien on all of the Equity Interests of each Subsidiary of such Loan Party directly owned by such Loan Party (other than Equity Interests constituting Excluded Property) as collateral security for the Obligations and the Guaranteed Obligations and such Lien shall be of a first-priority nature (subject only to Permitted Specified Liens);

(d) to the extent required hereunder and/or under any Collateral Documents, each Loan Party shall grant a Lien on and Mortgages in, substantially all tangible and intangible assets of such Loan Party (other than (x) Equity Interests, which are expressly covered under clause (c) above, and (y) assets constituting Excluded Property) as collateral security for the Obligations and Guarantee Obligations and such Lien shall be of a first-priority nature (subject only to Permitted Liens);

(e) if any Indebtedness for borrowed money in a principal amount in excess of $1,000,000 (individually) is owing to any Loan Party and such Indebtedness is evidenced by a promissory note, following the request of the Collateral Agent, the Borrower shall deliver to the Collateral Agent such promissory note, together with undated instruments of transfer with respect thereto indorsed in blank; and

(f) the Collateral Agent shall have received the certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements (or the equivalent) and Control Agreements (to the extent customary in such jurisdiction) or, as applicable, notices and acknowledgement (or equivalent) with respect to deposit accounts, securities accounts or commodity accounts, to the extent required by this Agreement or the Collateral Documents, to create the Liens intended to be created by the Collateral Documents and perfect such Liens on a first-priority basis (subject to Permitted Liens) to the extent required by the Collateral Documents and the other provisions of this definition.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary,

(a) no Loan Party or any other Person shall be required to take any action with respect to creation or perfection of security interests with respect to any Excluded Property; provided that each Loan Party shall use commercially reasonable efforts to deliver written subordination agreements or waivers or collateral access agreements solely to the extent required by Section 7.01(l),

(b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirements shall be subject to additional exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower,

(c) no perfection actions shall be required for any commercial tort claims with an individual claim value of less than $1,000,000 to the extent a Lien thereon cannot be perfected by filing an “all assets” UCC financing statement or other equivalent filing or an all assets/blanket grant,

(d) no Loan Party or any other Person shall be required to enter into any source code escrow arrangements,

(e) unless otherwise expressly required under this Agreement with respect to any Additional Asset Security Jurisdiction after the Effective Date, no actions or perfection steps or agreements shall be required to be taken in any non-U.S. jurisdiction that is not an Existing Asset Security Jurisdiction to create any security interests in assets located or titled outside of the then-applicable Asset Security Jurisdictions or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no Collateral Documents or other documents or agreements required to be entered into governed under the laws of any non-U.S. jurisdiction that is not an Asset Security Jurisdiction), and

(f) each Excluded Subsidiary shall be excluded from the Collateral and Guarantee Requirements for so long as such Person remains an Excluded Subsidiary.

The Collateral and Guarantee Requirements embody recognition by all parties that there may be certain legal and practical difficulties in obtaining legally valid, binding and enforceable guarantees and security interests from the Loan Parties and their Subsidiaries. In addition to the foregoing, in determining whether any guarantee shall be given or security shall be created and/or perfected, the following matters will be taken into account:

(i) general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, “thin capitalization” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a Loan Party or its Subsidiary from providing a guarantee or security interest or may require that any guarantee be limited to a certain amount. To the extent that general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, “thin capitalization” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles referred to above require that the guarantee or security interest be limited by an amount or otherwise in order to make such guarantee or security interest legal, valid, binding or enforceable or to avoid a Loan Party or its Subsidiaries from breaching any applicable law or otherwise in order to avoid personal liability of the officers of any such Person, the limit shall be no more than the limit required by those rules or principles;

(ii) the security interest to be provided will take into account (A) the cost (including adverse effects on interest deductibility, taxes, stamp duties, registration fees and notarial costs) to the Loan Parties and their Subsidiaries of providing security interest so as to ensure that it is not excessive in view of the benefit accruing to the Secured Parties as determined by the Borrower in consultation with the Administrative Agent and (B) the impact on the operations and business of the relevant Loan Party or Subsidiary, so as to ensure that it does not have a significant adverse effect on the ability of the relevant Loan Party or Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents prior to an Event of Default;

(iii) each Loan Party will use, and the Borrower must procure that its Subsidiaries will use, commercially reasonable efforts (but excluding seeking third-party consents or authorizations from Persons other than (x) from the Borrower and its Subsidiaries or their respective Board of Directors, as applicable, (y) where expressly required to do so under this definition of Collateral and Guarantee Requirements or (z) in respect of deposit, securities or commodity accounts) to avoid or mitigate the constraints on the provision of any guarantee or security that would otherwise have to be provided under the Collateral and Guarantee Requirements and, in this respect, shall have regard to any reasonable representations by the Administrative Agent or the Collateral Agent;

(iv) registration of any security interest created under any Collateral Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice in the jurisdiction which provides the governing law for such Collateral Document (the “Relevant Jurisdiction”) (and where requirements in respect of legal formalities and perfection steps for particular classes of assets are specified in these Collateral and Guarantee Requirements, such requirements shall be considered to be customary or consistent with market practice in the Relevant Jurisdiction), will be completed by each Loan Party as soon as reasonably practicable in line with applicable market practice in the Relevant Jurisdiction after that security interest is granted and, in any event, within the time periods specified in that Collateral Document or within the time periods specified by applicable law or regulation (to the extent that if registration is made after the time period specified by applicable law or regulation, the security interest will not be perfected or enforceable), in order to ensure due perfection and enforceability of the Guarantees and/or the security interest created (or purported) to be created by the relevant Collateral Document;

(v) it is acknowledged that in certain jurisdictions it may be impossible or impracticable to create security interests over certain categories of assets, in which case a security interest will not be required to be taken over such assets;

(vi) no Subsidiary will be required to give Guarantees or enter into Collateral Documents if (or to the extent and only for so long as) it;

(A) is not within the legal capacity of the relevant Person,

(B) would conflict with the fiduciary duties or other applicable legal duties of the directors (or equivalent) of the relevant Person,

(C) would contravene any applicable legal prohibition, restriction in a contract with an unaffiliated third party (not created in contemplation of avoiding the requirements of the Loan Documents) or regulatory condition (in each case, so long as such prohibition, restriction or condition exists); provided that this clause (C) shall not apply to the extent such prohibition, restriction or condition is rendered ineffective pursuant to the UCC or any other applicable law and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition, restriction or condition,

(D) result in a material risk of personal or criminal liability for any officer or director (or equivalent) of any such Person, or

(E) where there is material incremental cost involved in creating security interests over all assets owned by a Loan Party of a particular category in a particular jurisdiction, such Loan Party’s grant of security over such category of assets may be limited to the material assets in that category to the extent such security interests may be granted pursuant to the applicable law in the Relevant Jurisdiction;

(vii) to the extent that a category of assets must be specifically identified to create or perfect a security interest in an Additional Asset Security Jurisdiction, the Borrower shall not be required to provide the Collateral Agent an updated schedule in respect thereof more frequently than concurrent with the delivery of the quarterly and annual Compliance Certificates delivered pursuant to Section 7.01(a)(iv) unless customary local practice in such jurisdiction would provide for more frequent reporting; and

(viii) references to “first-priority” in the Loan Documents for grants of security interests in Equity Interests in an issuer that is located in a jurisdiction other than an Asset Security Jurisdiction shall be interpreted to mean “first-priority” solely to the extent it is able to grant and perfect a security interest in such Collateral under the local law of that jurisdiction and the priority afforded thereby and, unless agreed otherwise by the Borrower and the Collateral Agent, there will be no requirement to take any additional local law perfection steps and no breach of any representation or any Default or Event of Default shall result under the Loan Documents to the extent that priority and perfection is limited by not taking additional steps to evidence, grant, protect or perfect any security interest in such Collateral under local law.

The Collateral Agent in its sole discretion may grant extensions of time for the provision or perfection of security interests in, or the obtaining of Mortgages (or any associated Real Property Deliverables) with respect to, particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with Borrower, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Coverage Test” has the meaning specified therefor in Section 7.01(b).

“Collateral Documents” means, collectively, each Security Agreement, each Mortgage, any joinders or supplements thereto, each intellectual property security agreement and each other agreement, document or instrument that is designated by the Borrower and the Collateral Agent from time to time as a “Collateral Document” or creates or purports to create a Lien on the property specified therein in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person that competes with the business of any Loan Party or any of their respective direct and indirect Subsidiaries from time to time.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit E, duly executed by an Authorized Officer of the Borrower.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.08 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period,

plus

(b) without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i) any provision for state and federal income taxes or other taxes measured by net income,

(ii) Consolidated Net Interest Expense,

(iii) any loss from extraordinary items,

(iv) any depreciation and amortization expense,

(v) any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), minus

(c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i) any credit for state and federal income taxes or other taxes measured by net income,

(ii) any gain from extraordinary items,

(iii) any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest;

(v) in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, or commodity account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, among the Collateral Agent, the financial institution or other Person at which such account is maintained, effective to grant “control” (as defined under the applicable UCC or equivalent applicable law) to the Collateral Agent or otherwise to perfect security over such account in favor of the Collateral Agent, for the benefit of the Secured Parties (including obtaining an acknowledgement of such notice in respect of accounts subject to the Collateral Agent’s Liens where consistent with market practice in such jurisdiction in order to grant “control” over an account), it being understood that unless otherwise agreed between the Loan Party and the Collateral Agent, any reference to a Control Agreement in the Loan Documents shall mean a Control Agreement subject to springing dominion pursuant to which the applicable Loan Party shall maintain control unless and until a notice of sole control has been given by the Collateral Agent to the financial institution or other person at which such account is maintain or with which such entitlement or contract is carried.

“Controlled Account” means each deposit account, securities account, or commodity account that is (x) subject to a Control Agreement for the benefit of the Secured Parties, in accordance with the terms of this Agreement and of the applicable Collateral Documents or (y) which is otherwise subject to the “control” of the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of the applicable Collateral Documents or equivalent arrangement required for perfection under the market practice in the Relevant Jurisdiction and reasonably acceptable to the Collateral Agent .

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person (or any Person controlling such Person) primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“DB/Harbert Deferred Payment Amount” means, collectively, (i) the Final Settlement Deferred Payment Amount (DB Facility) (as such term is defined in the Existing Credit Facilities Payoff Letter as in effect on the Effective Date), and (ii) the Final Settlement Deferred Payment Amount (Harbert Facility) (as such term is defined in the Existing Credit Facilities Payoff Letter as in effect on the Effective Date).

“De-SPAC Documents” means, collectively, (i) the De-SPAC Merger Agreement, (ii) any agreement, instrument or document attached to the De-SPAC Merger Agreement as an exhibit, and (iii) the other agreements, certificates and instruments to be executed or delivered by any of the parties to the De-SPAC Merger Agreement pursuant to the De-SPAC Merger Agreement.

“De-SPAC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 18, 2022, by and among KludeIn I Acquisition Corp., a Delaware corporation (“De-SPAC Parent”), Paas Merger Sub 1 Inc., a Delaware corporation (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), and Borrower, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 4, 2022.

“De-SPAC Mergers” means the consummation of the acquisition of 100% of the Equity Interests of the Borrower, directly or indirectly, by KludeIn I Acquisition Corp., a Delaware corporation, through the merger of (i) Merger Sub 1 with and into the Borrower, with the Borrower continuing as the surviving entity as a wholly owned subsidiary of the De-SPAC Parent, and (ii) the Borrower with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity as a wholly owned subsidiary of the De-SPAC Parent, in each case, in accordance with the De-SPAC Documents in all material respects.

“De-SPAC Parent” has the meaning specified therefor in the definition of “De-SPAC Merger Agreement”.

“De-SPAC Transactions” means (i) the consummation of the De-SPAC Mergers and the other transactions contemplated by the De-SPAC Merger Agreement including, without limitation, (x) the Reorganization (as defined in the De-SPAC Merger Agreement) and (y) the amendment and restatement of the Governing Documents of De-SPAC Parent to, among other things, change its name to “Near Intelligence, Inc.” or such other name as mutually agreed to by the De-SPAC Parent and the Borrower and (ii) the change in name of Merger Sub 2 (as the surviving entity of the merger of the Borrower with and into Merger Sub 2) to “Near Intelligence LLC” or such other name as mutually agreed to by the De-SPAC Parent and the Borrower, in each case, in accordance with the De-SPAC Documents in all material respects. Immediately after giving effect to the De-SPAC Transactions, De-SPAC Parent shall continue to be listed on the Nasdaq Stock Exchange.

“De-SPAC Warrants” means the Company Warrants, Purchaser Private Warrants and Purchaser Public Warrants, as each is defined in the De-SPAC Merger Agreement.

“Debtor Relief Law” means the Bankruptcy Code, IRDA and any other liquidation, judicial management, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, restructuring plan, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Loan Parties, the Administrative Agent, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include

(a) the sale or other disposition for value of any contracts,

(b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law,

(c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than (x) payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification or (y) ordinary course amendment, extension, or modification payments), or

(d) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than (i) for any Qualified Equity Interests or (ii) as a result of a change of control, asset sale, or casualty or condemnation event, in the case of this clause (ii), so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the Termination Date),

(b) is redeemable at the option of the holder thereof, in whole or in part (other than (i) for any Qualified Equity Interests or (ii) as a result of a change of control, asset sale, or casualty or condemnation event, in the case of this clause (ii), so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the Termination Date),

(c) provides for the scheduled payments of dividends or distributions in cash, or

(d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, subject, in each case of clauses (a) through (d), to the occurrence of the Termination Date, in whole or in part, in each case prior to 91 days after the Final Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Topco or its Subsidiaries in the ordinary course of business or by any such plan to such employees in the ordinary course of business, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Topco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means:

(a) each Person identified in writing to the Administrative Agent by or on behalf of the Borrower on or prior to the Effective Date (as such list may be updated from time to time after the Effective Date with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)),

(b) any Competitor identified in writing by name to the Administrative Agent by or on behalf of the Borrower from time to time, and

(c) as to any Person referenced in each of clauses (a) and (b) above, any of such Person’s Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person referenced in clause (a) or (b) above does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States.

“Domestic Loan Party” means any Loan Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegate) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Effective Date Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties and their Subsidiaries of the Loan Documents and the Warrants to which they are a party and the making of the Borrowing hereunder, (b) the issuance of Warrants in connection therewith, (c) the refinancing of the Existing Credit Facilities, (d) the execution, delivery and filing, as applicable, of any agreement, certificate or other document or filing (and any amendments, restatements, amendments and restatements, supplements or other modifications) to effectuate any of the foregoing, and (e) the payment of all fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Borrower and/or its Subsidiaries in connection with the transactions described in clauses (a) through(d) above and the transactions contemplated thereby (including any issuance of Equity Interests of the Borrower in respect of any such amounts).

“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to contribute to.

“Environmental Claim” means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or (ii) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of, from, or based upon

(a) any Environmental Claim,

(b) any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit,

(c) any actual, alleged or threatened Release of, or exposure to, Hazardous Materials,

(d) any Remedial Action,

(e) any adverse environmental condition, or

(f) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing clauses (a) through(f).

“Environmental Lien” means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Topco of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means:

(a) the occurrence of a Reportable Event with respect to any Pension Plan;

(b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;

(c) the determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA);

(d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA;

(e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA;

(f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA;

(g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

(h) the imposition of material liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA;

(i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(j) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its ERISA Affiliates of any material fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan;

(k) to the extent that it would reasonably be expected to result in a material liability, the assertion of a claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Plan or Multiemployer Plan; or

(l) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan (or such other Employee Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“Erroneous Payment” has the meaning specified therefor in Section 10.16.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.16(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.16(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.16(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.16(e).

“Event of Default” has the meaning specified therefor in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means

(a) any deposit account or securities account specifically and exclusively used for payroll and other employee wage and benefit payments to or for the benefit of any Loan Party’s or any of its Subsidiaries’ employees,

(b) any deposit account or securities account which is specifically and exclusively used as a zero balance account,

(c) any deposit account or securities account constituting (and the balance of which consists solely of funds set aside to be used in connection with) a custodian, trust, fiduciary or other escrow account established solely for the benefit of third parties in connection with transactions or arrangements permitted hereunder, and

(d) any Petty Cash Accounts.

“Excluded Consideration” shall mean consideration paid in the form of Qualified Equity Interests and/or proceeds of a sale of Qualified Equity Interests in the Topco.

“Excluded Property” means, in each case, subject to the Collateral and Guarantee Requirements, with respect to any Loan Party or any direct or indirect Subsidiary of such Loan Party,

(a) any fee-owned real property not constituting a Material Facility (including, for the avoidance of doubt, any fee-owned real property located in a jurisdiction that is not an Asset Security Jurisdiction) and any real property leasehold or subleasehold interests,

(b) motor vehicles and other assets or goods subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement or other equivalent filing or an all assets/blanket grant,

(c) securities or equity interests, goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets to the extent a security interest in such securities or equity interests, goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets would result in material adverse tax consequences to the Loan Parties or their respective Subsidiaries (subject to the definition of “CFC”),

(d) any goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets, in each case, of or in which pledges or security interests in favor of the Collateral Agent are prohibited by applicable law (including any requirement to obtain the consent of any Governmental Authority, unless such consent has been obtained) or by any contract binding on such assets at the time of its acquisition and not entered into in contemplation thereof; provided that (i) any such limitation described in this clause (d) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or any other applicable law and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable law, a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral unless such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets would otherwise separately constitute Excluded Property under another clause of this definition,

(e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; provided that (i) any such limitation described in this clause (e) on the security interests granted shall only apply to the extent that any such prohibition or restriction is not rendered ineffective pursuant to the Uniform Commercial Code of any applicable jurisdiction or any other applicable law and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition or restriction and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral unless such licenses, franchises, charters or authorizations would otherwise separately constitute Excluded Property under another clause of this definition,

(f) Equity Interests in (A) any Immaterial Subsidiary (other than to the extent a Lien thereon can be granted pursuant to an all-assets security agreement and perfected solely by filing a UCC financing statement or other equivalent filing or an all assets/blanket grant and so long as such Equity Interests are not in the possession or otherwise controlled by a third-party) and (B) any Person which is acquired after the Effective Date to the extent and for so long as the pledge of such Equity Interests are prohibited by the terms of Indebtedness of the type permitted under clause (k) of the definition of “Permitted Indebtedness”, so long as such prohibition was not entered into in contemplation of this exclusion,

(g) any lease, license or other agreement or any goods or other property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement in each case not prohibited by this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their wholly owned Subsidiaries (or any Affiliate thereof)), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, other than proceeds and receivables thereof,

(h) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but only to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing therefrom under applicable federal law,

(i) any assets of (including Equity Interests held by) any Excluded Subsidiary,

(j) margin stock (within the meaning of Regulation T, U or X),

(k) letter-of-credit rights (other than to the extent a Lien thereon can perfected solely by filing a UCC financing statement or other equivalent filing or an all assets/blanket grant),

(l) cash to secure letter of credit reimbursement obligations to the extent permitted pursuant to the clause (ff) of the definition of “Permitted Liens”,

(m) Excluded Accounts, except in the case of accounts covered by clause (b) and clause (d) of the definition of Excluded Accounts to the extent a security interest therein may be perfected solely by the filing of a UCC financing statement or its equivalent (or an all assets/blanket grant), and

(n) (A) Voting Stock in excess of 65.0% of the Voting Stock of any CFC or of any FSHCO, in each case, that is not a Loan Party and (B) any Equity Interests of any Person not directly owned by a Loan Party.

In addition to the foregoing property and assets, other property and assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrower agree in writing that the cost or other consequences of obtaining or perfecting a security interest in such other assets is excessive in relation to either the value of such assets as Collateral or to the benefit of the Lenders of the security afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means, in each case subject to the Collateral and Guarantee Requirements, any Person that is

(a) set forth on Schedule 1.01(c) on the date hereof or as may be modified with the written consent of the Administrative Agent,

(b) organized or formed in India,

(c) an Immaterial Subsidiary,

(d) subject to the definition of “CFC”, a FSHCO or CFC (or any direct or indirect Subsidiary of a FSHCO or CFC),

(e) a Subsidiary that is prohibited by applicable law from guaranteeing all or any portion of the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received,

(f) a Subsidiary that is prohibited from guaranteeing all or any portion of the Obligations by any permitted Contractual Obligation in existence on the Effective Date (but not entered into in contemplation thereof) for so long as any such permitted Contractual Obligation exists (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation of this exclusion and for so long as any such Contractual Obligation exists),

(g) a Subsidiary with respect to which a guarantee by it of all or any portion of the Obligations could result in material adverse tax consequences to the Loan Parties or any of their respective Subsidiaries or their direct or indirect parent companies (subject to the definition of “CFC”), and

(h) a Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that if a Subsidiary executes a Guaranty as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under such Guaranty as a “Guarantor” in accordance with the terms hereof and thereof).

Notwithstanding anything to the contrary, no Subsidiary of the Borrower that is a direct or indirect parent of a Loan Party shall be an “Excluded Subsidiary” and each such parent shall be a Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Asset Security Jurisdiction” and “Existing Asset Security Jurisdictions” have the respective meanings specified therefor in Section 7.01(b).

“Existing Credit Facilities” means each of (a) that certain Facility Agreement dated April 29, 2022 by and among Near Intelligence Holdings Inc., as borrower, and Deutsche Bank AG, London Branch, as arranger and original lender, and such other parties party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time; and (b) that certain Loan Agreement dated January 30, 2019, by and between Near Pte. Ltd, as borrower, and Harbert European Specialty Lending Company II, S.A R.L., as lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Credit Facilities Payoff Letter” means that certain Global Deed of Discharge and Release, dated as of the date hereof, between Wilmington Trust (London) Limited, as Common Security Agent (as defined therein), Wilmington Trust (London) Limited, as DB Facility Agent (as defined therein), Deutsche Bank AG, London Branch, as DB Facility Lender (as defined therein), Harbert European Specialty Lending Company II S.A R.L., as Harbert Facility Lender (as defined therein), and the companies listed in Schedule 1 thereof, as Released Parties (as defined therein).

“Existing Lenders” means the lenders party to the Existing Credit Facilities.

“Extraordinary Receipts” means

(a) any cash received by the Loan Parties or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof) comprising:

(i) foreign, United States, state or local tax refunds,

(ii) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not a Loan Party or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by a Loan Party or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds),

(iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, and

(b) cash proceeds from condemnation awards (and payments in lieu thereof) received by a Loan Party.

“Facility” means the real property identified on Schedule 1.01(B) and any New Facility hereafter acquired by a Loan Party or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCPA” has the meaning specified therefor in the definition of Anti-Corruption Laws.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the fee letter, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Final Maturity Date” means November 4, 2026, provided that if such day is not a Business Day, then the immediately preceding Business Day.

“Financial Statements” means:

(a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2021, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended,

(b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the three and six months ended June 30, 2022, and the related consolidated statement of operations, shareholder’s equity and cash flows for the three and six months then ended, and

(c) the unaudited consolidated monthly balance sheet of the Borrower and its Subsidiaries for the months ended July 31, 2022, August 31, 2022 and September 30, 2022 and the related monthly consolidated statement of operations and cash flow and such other items as may be agreed between the Administrative Agent and the Borrower

“First Lien Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Indebtedness described in clauses (a), (c), (e) and (f) in the definition thereof that is secured by a first-priority lien of such Person and its Subsidiaries as of the end of such period, to (b) Recurring Revenue of such Person and its Subsidiaries.

“Fiscal Year” means the fiscal year of Topco and its Subsidiaries ending on December 31 of each year.

“Floor” means a rate of interest equal to 3.891%.

“Foreign Lender” has the meaning specified therefor in Section 2.09(d).

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Requirement of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any material required contribution or payment under any Requirement of Law within the time permitted by any Requirement of Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Subsidiary under any law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any Requirement of Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or any Subsidiary of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any Requirement of Law.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Accession Requirements” has the meaning specified therefor in Section 7.01(b).

“FSHCO” means an entity that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs or other such entities.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means, subject to Section 1.04, (a) in the case of Domestic Loan Parties and Domestic Subsidiaries, generally accepted accounting principles in effect from time to time in the United States and (b) in the case of any Foreign Loan Party and Foreign Subsidiary, generally accepted accounting principles applying to it in the country of its incorporation or in such other jurisdiction agreed to by the Administrative Agent or, if adopted by such Person, the international accounting standards within the meaning of IAS Regulation 1606/2002, in each case, to the extent applicable to the relevant financial statements and applied on a consistent basis; provided, that, although all financial statements required to be delivered in accordance with Section 7.01(a)(i)-(iii) will be prepared in accordance with GAAP in all material respects as in effect at such time such audit is performed, if a change in GAAP (or in the interpretation of GAAP) after the Effective Date would affect the computation of any financial ratio or requirement set forth in any Loan Document in any material respect, the Borrower may request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or, if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Borrower and the Administrative Agent shall negotiate in good faith amendments to the provisions of this Agreement that relate to the computation of such financial ratio or requirement with the intent of having their respective positions conform as nearly as possible to their respective position prior to such change in GAAP and until any such amendments have been agreed upon, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“GDPR” has the meaning specified therefor in Section 7.01(q).

“Governing Documents” means,

(a) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement;

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and

(d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means, collectively, the Topco and its Subsidiaries.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) after the consummation of the De-SPAC Transactions and the joinder of such Person to this Agreement as a “Guarantor” in accordance with the terms of this Agreement, De-SPAC Parent, (b) the Borrower (other than with respect to its own obligations), (c) each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto, and (d) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations; provided, for the avoidance of doubt, the definition of “Guarantor” shall not include any Excluded Subsidiaries and shall take into account the limitations set forth in the Collateral and Guarantee Requirements.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste or is otherwise characterized by words of similar import under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the last day of the fiscal quarter of Topco and its Subsidiaries most recently ended for the four fiscal quarter period then ended and reported (i) has contributed 2.50% or less of the total consolidated revenues of the Group for such period and (ii) has assets representing 2.50% or less of the total consolidated assets of the Group as of such date; provided, if, as of the last day of the fiscal quarter of the Topco and its Subsidiaries most recently ended for which financial statements have been delivered, all Subsidiaries that qualify as Immaterial Subsidiaries pursuant to the foregoing and have been designated as such by the Borrower, taken together, comprise as of the last date of the fiscal quarter most recently ended and reported more than (x) 5.00% of the total consolidated revenues of the Group as of such date or (y) 5.00% of the total consolidated assets of the Group as of such date (the “Immaterial Subsidiary Limit”), then, by a date not later than thirty (30) days after the date by which financial statements for such period are required to be delivered (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall designate, in its reasonable discretion, one or more Immaterial Subsidiaries to no longer be designated as Immaterial Subsidiaries as may be necessary such that the Immaterial Subsidiary Limit shall not be exceeded and any such Subsidiary so designated shall no longer be deemed to be an Immaterial Subsidiary hereunder within the time periods specified in Section 7.01(b) (or such longer period agreed with the Administrative Agent) to the extent required by the Collateral and Guarantee Requirements take such steps required Section 7.01(b).

“Indebtedness” means, with respect to any Person, without duplication:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services;

(c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made;

(d) (i) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse and (ii) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property use and/or acquire by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property;

(e) all Capitalized Lease Obligations of such Person;

(f) all reimbursement and other obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (provided that unreimbursed amounts under commercial letters of credit will only be counted as Indebtedness three (3) Business Days after such amount is drawn);

(g) all obligations and liabilities of such Person under Hedging Agreements (valued at the maximum aggregate amount (giving effect to any legally enforceable netting agreements relating thereto) that such Person would be required to pay if such Hedging Agreement were terminated on the date of determination);

(h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(i) all Contingent Obligations;

(j) the liquidation value of all Disqualified Equity Interests; and

(k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided that the aggregate amount of such obligations does not exceed the least of (i) the aggregate unpaid amount of such obligation, (ii) the fair market value of the assets by which the obligations are secured, as determined by such Person in good faith and (iii) such Person’s interest in such property).

For all purposes hereof, the Indebtedness of any Person shall

(A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited,

(B) [reserved],

(C) [reserved],

(D) exclude trade payables or similar obligations in the ordinary course of business,

(E) exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or service to satisfy unperformed obligations of the seller of such asset or service,

(F) [reserved],

(G) exclude Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the consolidated balance sheet of such Person and its Subsidiaries solely by reason of push-down accounting under GAAP,

(H) exclude intercompany liabilities that would be eliminated on the consolidated balance sheet of such Person and its Subsidiaries, and

(I) exclude prepaid or deferred revenue arising in the ordinary course of business.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Initial Asset Security Jurisdiction” means the United States and Singapore.

“Initial Withdrawals” has the meaning specified therefor in Section 2.14(b)(vi).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the U.S. Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Loan Parties and their Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending 3 months thereafter ; provided, however, that

(a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)–(e) below) to the next succeeding Business Day,

(b) interest shall accrue at the applicable rate based upon the Adjusted Term SOFR from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires,

(c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 3 months after the date on which the Interest Period began, as applicable, and

(e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by any Loan Party or a Subsidiary thereof in respect of such Investment.

“Ipso Facto Event” means any Loan Party becomes or is the subject of any “proceedings” (as that term is defined in section 440 of the IRDA) and section 440(1) of the IRDA applies. For the purposes of this Agreement, an Ipso Facto Event is continuing if the relevant Ipso Facto Event has occurred and the proceedings in respect thereof have not been unconditionally discharged, withdrawn or dismissed.

“IRDA” means the Insolvency, Restructuring and Dissolution Act 2018 of Singapore, as amended.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Joinder Date” has the meaning specified therefor in Section 7.01(b).

“LCT Election” means the Borrower’s election to exercise its right to designate any acquisition (or similar Investment) as a Limited Condition Transaction pursuant to the terms hereof.

“LCT Test Date” means the date on which the definitive agreement for any such Limited Condition Transaction is entered into.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Indebtedness described in clauses (a), (c), (e) and (f) in the definition thereof of such Person and its Subsidiaries as of the end of such period, to (b) Recurring Revenue of such Person and its Subsidiaries.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Limited Condition Transaction” shall mean any Permitted Acquisition or other similar Investment (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise) permitted by this Agreement, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party acquisition financing.

“Liquidity” means the amount of Qualified Cash on-hand of the Loan Parties.

“Loan” means the Term Loan made by the Administrative Agent or the Lenders to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower .

“Loan Document” means (i) this Agreement, any Control Agreement, the Fee Letter, the Intercompany Subordination Agreement, any Joinder Agreement, any Collateral Document, the VCOC Management Rights Agreement, any landlord waiver, any collateral access agreement, any Perfection Certificate, any promissory notes evidencing any Loan or any other Obligation, and (ii) any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation, in each case under this clause (ii) solely to the extent designated by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Party” means the Borrower and any Guarantor.

“Make-Whole Amount” means, as of any date of determination, an amount equal to

(i) the difference (which shall not be zero) between

(A) the aggregate amount of interest (including, without limitation, (x) interest payable in cash, in kind or deferred and (y) if applicable, interest at the Post-Default Rate) which would have otherwise been payable on the principal amount of the Term Loans paid on such date from the date of the occurrence of the Applicable Premium Trigger Event until the first anniversary of the Effective Date, minus

(B) the aggregate amount of interest the Lenders would earn if the prepaid (or deemed prepayment in the case of an acceleration of the Loans) principal amount of the Term Loans were reinvested for the period from the date of the occurrence of the Applicable Premium Trigger Event until the first anniversary of the Effective Date at the Treasury Rate, plus

(ii) an amount equal to 150% of the Applicable Premium that would otherwise be payable on the principal amount of the Term Loans prepaid (or deemed prepaid in the case of an acceleration of the Loans) on such date as if such Applicable Premium Trigger Event had occurred on the day after the first anniversary of the Effective Date (i.e., 3.0% of the aggregate principal amount of the Term Loans prepaid on such date (or deemed prepaid in the case of an acceleration of the Loans)).

“Material Adverse Effect” means a material adverse effect on any of

(a) the operations, assets, liabilities, or financial condition of the Loan Parties, taken as a whole,

(b) the ability of the Loan Parties, taken as a whole, to perform any of their payment or other obligations under any Loan Document,

(c) the legality, validity or enforceability of this Agreement or any other Loan Document, and

(d) the rights and remedies of any Agent or any Lender under the Loan Documents, taken as a whole.

“Material Contract” means, with respect to any Loan Party or any of its Subsidiaries,

(a) each contract or agreement to which such Loan Party or such Subsidiary is a party pursuant to which such Person is required to pay or receives or will receive revenue (as determined in accordance with GAAP) of $2,500,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Loan Party or such Subsidiary and other than contracts that by their terms may be terminated by such Loan Party or such Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium); and

(b) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Material Facility” means a real property owned in fee simple by a Loan Party that is located in an Asset Security Jurisdiction with an individual fair market value in excess of $1,000,000.

“Material Subsidiary” means a Subsidiary of the Borrower which is not an Immaterial Subsidiary.

“Merger Sub 1” has the meaning specified therefor in the definition of “De-SPAC Merger Agreement”.

“Merger Sub 2” has the meaning specified therefor in the definition of “De-SPAC Merger Agreement”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof, and (e) in the case of any Disposition, (i) amounts provided as a reserve, to the extent required by GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by such Person or any of its Subsidiaries associated with the properties subject to such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Person or its Subsidiary).

“New Facility” has the meaning specified therefor in Section 7.01(m).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include

(a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents,

(b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole and reasonable discretion) may within the explicit terms of the Loan Documents elect to pay or advance on behalf of such Person, and

(c) Loan Parties obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

Notwithstanding any of the foregoing, Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 150 East 58th Street, 39th Floor, New York, New York 10155, or at such other office or offices, account or accounts, of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent in a notice delivered to the Collateral Agent and the Borrower.

“Payment Recipient” has the meaning assigned to it in Section 10.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Periodic Term SOFR Determination Day” has the meaning specified therefor in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied (or waived):

(a) such Acquisition is for all or substantially all the assets of a Person or line of business of such Person, or not less than one hundred percent (100%) of the Equity Interests (other than directors’ qualifying shares) of a Person;

(b) the Acquired Entity shall be in a similar line of business as that of the Loan Parties and their Subsidiaries or business permitted pursuant to Section 7.02(d);

(c) at the time of such Acquisition (unless such Acquisition is a Limited Condition Transaction, in which case at the LCT Test Date for such Acquisition):

(i) both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) the Borrower would be in compliance with the covenants set forth in Section 7.03, immediately before and immediately after giving pro forma effect to such Acquisition;

(iii) Consolidated EBITDA, after giving pro forma effect to the Acquisition, of Topco and its Subsidiaries for the most recent period for which financial statements have been or are required to be delivered shall be equal to or greater than Consolidated EBITDA of the Borrower and its Subsidiaries for the most recent period for which financial statements have been or are required to be delivered; and

(iv) the Borrower shall have delivered a certificate of a chief financial officer (or other financial officer performing similar functions) on or before the date of such Acquisition, certifying as to the items contained in this clause (c) and attaching reasonably detailed calculations in support of the financial calculations thereof, in form and substance reasonably satisfactory to the Administrative Agent.

(d) the Borrower shall have furnished to the Administrative Agent at least 5 Business Days prior to the consummation of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion):

(i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition), to the extent available, or a reasonable description of the proposed transaction and, at the request of the Administrative Agent and to the extent available (and in any event subject to the Disclosure Limitations), such other information and documents that any Agent may reasonably request (subject, in the case of any third party diligence reports, to the Administrative Agent delivering a customary non-reliance letter to the extent required by such preparer), including, without limitation, drafts of the material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any material related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, and

(ii) unless waived by the Administrative Agent in writing (which writing may be by e-mail from counsel to the Administrative Agent), (A) pro forma financial statements of Topco and its Subsidiaries after the consummation of such Acquisition and (B) to the extent that the Purchase Price exceeds $10,000,000 or Consolidated EBITDA of the Acquired Entity is negative, a quality of earnings report in respect of the Acquired Entity and such other third-party financial due diligence as the Administrative Agent may reasonably request (subject, in the case of any third party diligence reports, to the Administrative Agent delivering a customary non-reliance letter to the extent required by such preparer),

(e) [reserved];

(f) [reserved];

(g) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada, England & Wales, Singapore, Japan and Australia, and any other jurisdiction as approved by the Administrative Agent or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, Canada, England & Wales, Singapore, Japan and Australia and any other jurisdiction as approved by the Administrative Agent; and

(h) the Purchase Price payable in respect of all Acquisitions shall not exceed the sum in the aggregate of (i) $5,000,000 plus (ii) any amounts funded using solely Excluded Consideration for the term of the Agreement.

Notwithstanding anything in the foregoing to the contrary, with respect to any Permitted Acquisition that is a Limited Condition Transaction, the conditions set forth above shall be subject to Section 1.10.

“Permitted Disposition” means:

(a) sales of Inventory in the ordinary course of business;

(b) (i) licensing of Intellectual Property of the Borrower or any Subsidiary on a non-exclusive basis,

(ii) licensing of Intellectual Property of the Borrower or any Subsidiary in connection with joint development or joint marketing arrangements with third parties in the ordinary course of business,

(iii) licensing of data, databases, customer lists or software in the ordinary course of business or consistent with industry norms; provided that if any of the foregoing licenses or arrangements is exclusive, (A) such exclusivity is limited in scope by geography or field of use and (B) such license or arrangement does not (x) adversely interfere with the ordinary course of business of the Borrower or any of its Subsidiaries in any material respect or (y) materially and adversely impact the value of the Collateral (taken as a whole) or the value of the security interest granted in the Loan Documents (taken as a whole), and

(iv) other licensing of Intellectual Property of the Borrower and its Subsidiaries approved by the Administrative Agent in advance in writing;

(c) leasing or subleasing or licensing or sublicensing assets (other than Intellectual Property) in the ordinary course of business;

(d) (i) the abandonment, dedication to the public, or non-renewal of Registered Intellectual Property of Loan Parties and their Subsidiaries to the extent not economically desirable in the conduct of their business, or (ii) the abandonment of Intellectual Property rights in the ordinary course of business, so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such abandonment or dedication to the public is not materially adverse to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) transfers of assets (i) among Loan Parties, and (ii) from any Subsidiary of the Borrower that is not a Loan Party to the Borrower or any other Subsidiary of the Borrower;

(h) Dispositions to the extent constituting Permitted Investments (other than pursuant to clause (k) of the definition thereof), Permitted Liens or Permitted Restricted Payments;

(i) Dispositions of obsolete or worn-out equipment or other property or equipment or other property no longer used or useful in the ordinary course of business; and

(j) Dispositions of property or assets for not less than the fair market value of such property or assets (as determined by the Borrower in its sole discretion); provided that the applicable Loan Party or its Subsidiary receives at least 75% of the consideration therefor in the form of cash and Cash Equivalents;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (i) and (j) above, do not exceed $1,000,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(vi);

(k) other Dispositions of property or assets having a fair market value of not more than $1,000,000 in the aggregate;

(l) Dispositions of cash and Cash Equivalents;

(m) Dispositions of leases and subleases of real property not used or useful in the conduct of the business of the Borrower or its Subsidiaries;

(n) Dispositions permitted by Section 7.02(c)(i);

(o) Dispositions of accounts receivable (i) in the ordinary course of business or (ii) in connection with the collection or compromise thereof with a customer or other applicable account debtor (or successor or affiliate of such customer or account debtor) (collectively, “Account Parties”); provided that only $250,000 of sales and other Dispositions of accounts receivable through third-party purchasers and financing sources that are not Account Parties shall be permitted pursuant to this clause (o);

(p) [reserved];

(q) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(r) the unwinding of obligations and liabilities under Hedging Agreements;

(s) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t) the sale or other Disposition of a nominal amount of Equity Interests in any Loan Party or Subsidiary in order to qualify members of the Board of Directors of such Loan Party or Subsidiary to the extent required by applicable law;

(u) the sale or other Disposition of non-core assets or assets that are surplus or unnecessary to the business or operations of the Borrower and its Subsidiaries in an aggregate amount of up to $500,000;

(v) [reserved];

(w) Dispositions made pursuant to prepaid or deferred compensation arrangements in the ordinary course of business;

(x) Dispositions of Equity Interests made in connection with the exercise or settlement of equity-based awards outstanding on the Effective Date or hereafter granted under the terms of any equity or equity-based compensation plans, programs, agreements or arrangements of any Loan Party;

(y) to the extent constituting a Disposition, the consummation of the De-SPAC Transactions; and

(z) to the extent constituting a Disposition, the consummation of the Permitted Reorganization;

provided that the Net Cash Proceeds of such Dispositions are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(vi), in each case, to the extent required thereby; provided further that in the event that any Collateral is disposed of as expressly permitted by this definition to any Person other than to a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents so long as no Event of Default then exists and, solely in the case of Permitted Dispositions under clauses (i), (j), (k) or (u) above and to the extent requested by the Administrative Agent, upon delivery to the Administrative Agent of a customary certificate of an Authorized Officer certifying that such Disposition is permitted, identifying the relevant provisions permitting such Disposition and that there is no Event of Default then-existing, and the Agents shall be authorized to take (and shall take) any actions deemed appropriate in order to effectuate the foregoing.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) any Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d) Permitted Intercompany Investments;

(e) (i) unsecured guarantees by any Loan Party or its Subsidiaries arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions by a Loan Party or its Subsidiary and (ii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties or their Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(h) the incurrence by any Loan Party or its Subsidiary of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or Subsidiary’s operations and not for speculative purposes;

(i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(j) contingent liabilities in respect of, any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions or other similar Investments;

(k) Indebtedness of a Person whose assets or Equity Interests are acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition or other similar Investment in an aggregate amount not to exceed $2,500,000 (or such other amount as may be agreed by the Administrative Agent) at any one time outstanding; provided, that such Indebtedness

(i) was in existence prior to the date of such Permitted Acquisition or other Investment, and

(ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition or Investment;

(l) unsecured Indebtedness owing to the Seller that is incurred by the applicable Loan Party or its Subsidiary in connection with the consummation of one or more Permitted Acquisitions or other Investments so long as

(i) the aggregate principal amount for all such Indebtedness (when combined with Indebtedness permitted pursuant to clauses (m) and (n)) does not exceed $30,000,000 at any one time outstanding,

(ii) no Event of Default has occurred and is continuing or would immediately result therefrom,

(iii) such Indebtedness constitutes Subordinated Indebtedness,

(iv) such unsecured Indebtedness does not mature prior to the date that is 90 days after the Final Maturity Date and shall have no scheduled amortization, mandatory redemption, repurchase, prepayment or sinking fund obligation payable in cash prior to the Final Maturity Date (other than as a result of a change of control, asset sale, or casualty or condemnation event, so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the Termination Date), and

(v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash at a rate greater than 10.00% per annum (or such other rate as may be agreed by the Administrative Agent);

(m) unsecured Indebtedness of Topco or any of its Subsidiaries that is incurred on the date of the consummation of a Permitted Acquisition or other Investment solely for the purpose of consummating such Permitted Acquisition or Investment so long as

(i) the aggregate principal amount for all such Indebtedness (when combined with Indebtedness permitted pursuant to clauses (l) and (n)) does not exceed $30,000,000 at any one time outstanding,

(ii) no Event of Default has occurred and is continuing or would immediately result therefrom,

(iii) such unsecured Indebtedness is not incurred for working capital purposes,

(iv) such unsecured Indebtedness constitutes Subordinated Indebtedness,

(v) such unsecured Indebtedness does not mature prior to the date that is 90 days after the Final Maturity Date and shall have no scheduled amortization, mandatory redemption, repurchase, prepayment or sinking fund obligation payable in cash prior to the Final Maturity Date (other than as a result of a change of control, asset sale, or casualty or condemnation event, so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the Termination Date), and

(vi) such unsecured Indebtedness does not provide for the payment of interest thereon in cash at a rate greater than 10.00% per annum (or such other rate as may be agreed by the Administrative Agent);

(n) Subordinated Indebtedness (other than Subordinated Indebtedness described in clause (l) or (m) above), so long as:

(i) the aggregate principal amount for all such Indebtedness (when combined with Indebtedness permitted pursuant to clauses (l) and (m)) does not exceed $30,000,000 at any one time outstanding,

(ii) no Event of Default has occurred and is continuing or would immediately result therefrom,

(iii) [reserved],

(iv) such unsecured Indebtedness does not mature prior to the date that is 90 days after the Final Maturity Date and shall have no scheduled amortization, mandatory redemption, repurchase, prepayment or sinking fund obligation payable in cash prior to the Final Maturity Date (other than as a result of a change of control, asset sale, or casualty or condemnation event, so long as any rights of the holders thereof in connection with such event are subject to the occurrence of the Termination Date), and

(v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash at a rate greater than 10.00% per annum (or such other rate as may be agreed by the Administrative Agent);

(o) to the extent constituting Indebtedness, commercial letters of credit (and reimbursement and backstop obligations in connection therewith) in an aggregate amount not to exceed $1,000,000 at the time incurred;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(r) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries;

(s) [reserved];

(t) to the extent constituting Indebtedness, the De-SPAC Warrants;

(u) Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums incurred in the ordinary course of business up to an amount not exceeding $500,000;

(v) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary, including Indebtedness consisting of obligations under deferred compensation incurred in the ordinary course of business or any other similar arrangements incurred in connection with any Permitted Acquisition or similar Investment permitted under this Agreement;

(w) other Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses;

(y) Indebtedness attributable to (but not incurred to finance) the settlement of any claims or actions (whether actual, contingent or potential) with respect to any Investment or acquisition (by merger, consolidation, amalgamation or otherwise) permitted under this Agreement up to an aggregate amount not exceeding $500,000 at any time outstanding;

(z) any earn-out or similar obligation of any Loan Party or its Subsidiary incurred in connection with the consummation of a Permitted Acquisition or a Permitted Investment; and

(aa) the DB/Harbert Deferred Payment Amount.

“Permitted Intercompany Investments” means Investments made by

(a) a Loan Party to or in another Loan Party,

(b) a Subsidiary of the Borrower that is not a Loan Party to or in another Subsidiary of the Borrower that is not a Loan Party,

(c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement,

(d) a Loan Party to or in a Subsidiary of the Borrower that is not a Loan Party in an aggregate amount outstanding not to exceed (i) $1,000,000, plus (ii) any additional amounts not to exceed $10,000,000, if funded with the proceeds of a sale of Qualified Equity Interests received by the Borrower; provided, that immediately after giving pro forma effect to such Investment (and the use of proceeds thereof), Topco and its Subsidiaries shall be in pro forma compliance with Section 8.02; and

(e) a Loan Party to or in a Subsidiary of the Borrower that is not a Loan Party in the ordinary course of business in respect of intercompany services rendered by such non-Loan Party Subsidiary (which for the avoidance doubt, shall not include Investments in the form of cash or Cash Equivalents or otherwise constitute debt for borrowed money).

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents (and assets that were cash or Cash Equivalents when such Investment was made);

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business or in the anticipation of becoming a public company;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries or owing to any Loan Party or any of its Subsidiaries as a result of (i) a bankruptcy, workout, reorganization, capitalization or Insolvency Proceedings involving an Account Debtor, or (ii) upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule (except for any increase in value thereof);

(f) Permitted Intercompany Investments;

(g) Permitted Acquisitions;

(h) [reserved];

(i) Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition;

(j) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $250,000 at any time outstanding;

(k) Permitted Dispositions (other than pursuant to clause (h) of the definition thereof);

(l) Investments pursuant to the De-SPAC Merger Agreement; provided such Investments are made substantially concurrently with the consummation of the De-SPAC Transactions;

(m) Investments to the extent that payment for such Investments is made solely with Excluded Consideration;

(n) (x) Investments by any Person in existence at the time such Person becomes a subsidiary so long as such Investments (i) were not made in connection with or in anticipation of such Person becoming a subsidiary and (ii) were entered into and in existence prior to the day such Person became a subsidiary and (y) nominal Investments and set up costs associated with the formation of a subsidiary to hold such Equity Interests or Investments and other customary filing and legal costs associated therewith;

(o) [reserved];

(p) [reserved];

(q) [reserved];

(r) Investments in securities or other assets not constituting Cash Equivalents and received in connection with a Permitted Disposition;

(s) Investments under Hedging Agreements constituting Permitted Indebtedness under clause (h) of the definition thereof;

(t) guarantees of Permitted Indebtedness (in the case of any guarantee by any Loan Party of Indebtedness incurred by a non-Loan Party, to the extent such guarantee would be permitted by another clause of this definition of “Permitted Investments”) and Contingent Obligations incurred in the ordinary course of business;

(u) Loans and advances to employees, directors, officers, members of management, independent contractors and consultants of Topco or any of its Subsidiaries for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business in an amount not to exceed $1,000,000 at any time outstanding;

(v) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business by the Borrower or any Subsidiary;

(w) Investments to acquire customers and/or customer contracts in an amount not exceeding $500,000 at any time outstanding;

(x) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(y) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of the Borrower (or any direct or indirect parent company thereof) or any Subsidiary in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent thereof to the extent no cash is actually advanced by the Borrower or any Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(z) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”; and

(aa) to the extent constituting Investments, the consummation of the Permitted Reorganization.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than sixty (60) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) purchase money Liens on equipment and other fixed or capital assets (including equipment ) acquired, constructed, improved or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and any replacements, additions and accessions thereto and any income or profits thereof and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof; provided that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance and other general liability insurance obligations, other social security laws and regulations or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, performance bonds and other obligations of similar nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due, or (iv) made in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Loan Party or Subsidiary of Borrower in the ordinary course of business supporting obligations of the type set forth in the foregoing;

(g) with respect to any Facility, easements, protrusions, encroachments or sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances on real property ) that do not (i) secure obligations for the payment of money or (ii) materially impair its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) Liens securing the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j) licenses or sublicenses of Intellectual Property rights expressly permitted by clause (b) of the definition of “Permitted Dispositions”;

(k) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts or that are otherwise within the general parameters customary in the banking industry;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n) Liens assumed by the Borrower and its Subsidiaries in connection with a Permitted Acquisition and Permitted Investments that secure Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness;

(o) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or a Permitted Investment;

(p) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000;

(q) to the extent constituting Liens, the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into in connection with customers in the ordinary course of business of any Loan Party or its Subsidiaries;

(s) to the extent constituting Liens, (i) until the consummation of the De-SPAC Transactions, (A) Liens encumbering the De-SPAC Warrants in connection with the redemption thereof and (B) Liens encumbering trust accounts established to fund redemptions in connection with the De-SPAC Transactions and (ii) until the consummation of the Permitted Reorganization, to the extent constituting a Lien, the obligation to make Restricted Payments described in the Reorganization Plan to the extent permitted pursuant to clause (k) of the definition of Permitted Restricted Payments;

(t) [reserved];

(u) [reserved];

(v) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(w) (i) Liens on Equity Interests of joint ventures securing capital contributions and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries;

(x) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with past practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(y) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(z) Liens in favor of any Loan Party;

(aa) [reserved];

(bb) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(cc) Liens on cash proceeds of assets sold that were subject to a Permitted Lien;

(dd) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(ee) rights reserved or vested in any Person by the terms of any lease, license, sublicense, franchise, grant or permit held by the Borrower or any Subsidiary or by a statutory provision, to terminate any such lease, license, sublicense, franchise, grant or permit;

(ff) cash collateral securing obligations in respect of commercial letters of credit permitted under clause (o) of the definition of “Permitted Indebtedness”;

(gg) Liens securing obligations and liabilities under Hedging Agreements permitted hereunder to the extent constituting Permitted Indebtedness under clause (h) of the definition thereof;provided such Liens only attach to cash collateral; and

(hh) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,000,000; provided that such Liens shall not secure any Indebtedness for borrowed money (or guarantees thereof).

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition, construction or improvement of any property or other fixed or capital asset or equipment; provided that

(a) such Indebtedness is incurred within ninety (90) days after such acquisition or the completion of such construction or improvement,

(b) such Indebtedness when incurred shall not exceed the purchase price of the property or other asset or equipment financed, constructed or improved (including any improvements, fixtures and accessions thereto) (plus, in the case of any refinancing, the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing), and

(c) the aggregate principal amount of all such Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof) shall not exceed $1,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness issued or exchanged for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund or satisfy and discharge (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that

(a) after giving effect to the Refinance, the amount of such Permitted Refinancing Indebtedness is not greater than the amount of the Indebtedness Refinanced (other than by the amount of the unpaid accrued interest and premiums paid thereon and the amount of all original issue discounts, underwriting discounts, reasonable and customary premiums, fees, commissions, defeasance costs and expenses incurred in connection therewith);

(b) other than with respect to Permitted Purchase Money Indebtedness, such Refinance does not result in a shortening of the average weighted maturity (measured as of the date of the Refinance) or the maturity of the Indebtedness so Refinanced;

(c) such Refinance is pursuant to terms that are not materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being Refinanced; and

(d) the Indebtedness that is Refinanced is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was Refinanced.

“Permitted Reorganization” means (i) the wind-up, liquidation or dissolution of Near Australia Pty. Ltd., Near Americas Inc., Near India Pvt. Ltd. and Near Pte. Ltd., (ii) the payment of certain fees, costs and expenses associated with the foregoing and (iii) after giving effect to the payment of fees, costs and expenses under clause (ii), Restricted Payments of any remaining cash to the direct or indirect equity holders of the Borrower not exceeding an amount of $110,000 in the aggregate substantially concurrently with the consummation of the Permitted Reorganization, in each case in accordance in all material respects with the steps memo dated April 20, 2022, as provided to the Administrative Agent (with such changes as may be agreed to by the Administrative Agent in its sole discretion) (the “Reorganization Plan”).

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a) any Loan Party (other than the Topco) to Topco in amounts necessary to pay customary expenses as and when due and owing by Topco in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of Topco), so long as no Event of Default shall have occurred and be continuing or would immediately result from the making of such payment;

(b) in the event that the Borrower is not the Topco, so long as the Borrower is a member of a consolidated or combined group that includes the Topco for U.S. federal and relevant state and local income tax purposes, the Borrower to the Topco in amounts required for the Topco to pay federal, state and local income taxes imposed on the Topco to the extent such taxes are directly attributable to the income of the Borrower and its Subsidiaries; provided that the amount of such payments in any taxable year does not exceed the amount of such taxes that the Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of such U.S. federal, state and local taxes for such taxable year if the Borrower and its Subsidiaries paid such Taxes directly on a separate company basis or as a stand-alone consolidated or combined tax group (taking into account any carryovers and carrybacks of net operating losses and reduced by any such taxes paid directly by the Borrower and its Subsidiaries);

(c) any Subsidiary of Topco to its direct parent company;

(d) Topco to pay dividends, payments or other distributions payable solely in Equity Interests (other than Disqualified Equity Interests) or in options, warrants or other rights to purchase such Equity Interests;

(e) so long as no Event of Default shall have occurred and be continuing or would immediately result from the making of such the purchase, retirement, redemption or other acquisition, the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Borrower or any direct or indirect parent of the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower or any direct or indirect parent of the Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (e), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amounts paid under this clause (e) shall not exceed (i) $500,000 in any Fiscal Year and (ii) $2,000,000 for the term of the Agreement;

(f) dividends, payments or distributions by a Subsidiary of Topco so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of Equity Interests issued by a Subsidiary other than a wholly owned Subsidiary, (i) Topco or a Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other higher amount to which it is entitled pursuant to the terms of such Equity Interest and (ii) the Equity Interests of such non-wholly owned Subsidiary are not owned by an Affiliate of the Topco (other than Topco and its Subsidiaries);

(g) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar Taxes; provided any cash payment made in respect of such repurchases or withholdings of Equity Interests is made with the proceeds of such stock options, warrants or similar rights (other than in respect of the Warrants);

(h) loans or advances to officers, directors, employees, managers, consultants and independent contractors of Topco, the Borrower, or any Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof; provided that no cash is actually advanced pursuant to this clause (h) other than to pay withholding or similar taxes due in connection with such purchase, unless immediately repaid;

(i) fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of Borrower or a direct or indirect parent company of the Borrower whether or not such offering is consummated; provided that Restricted Payments made under this clause (i) in respect of equity or debt offerings that are not consummated shall not exceed $5,000,000 in the aggregate;

(j) cash payments, or loans, advances, dividends or distributions to Borrower or any direct or indirect parent company of Borrower to make payments, in lieu of fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Subsidiary or any direct or indirect parent company of the Borrower; and

(k) Restricted Payments reasonably necessary to effectuate the Permitted Reorganization in an amount not exceeding $110,000 and made substantially concurrently with the consummation thereof.

“Permitted Specified Liens” means non-consensual Permitted Liens that are senior to the Liens securing the Obligations by operation of law.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Personal Information” has the meaning specified therefor in Section 6.01(v).

“Petty Cash Accounts” means deposit accounts or securities accounts at any time with an aggregate amount not in excess of $50,000 for any one account and $250,000 in the aggregate for all such accounts.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Privacy Laws” has the meaning specified therefor in Section 6.01(v).

“Privacy Requirement” has the meaning specified therefor in Section 6.01(v).

“Pro Rata Share” means, with respect to:

(a) [reserved],

(b) a Lender's obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(c) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan.

“Process Agent” has the meaning specified therefor in Section 12.10(c).

“Projections” means financial projections of Borrower and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vii).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities, paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar deferred or contingent payments (exclusive of salaries paid in the ordinary course of business) in connection with such Acquisition (determined as the greater of (x) the amount required to be shown as a liability in accordance with GAAP at the time of closing such Acquisition and (y) the amount of such deferred or contingent payment actually paid in connection with such Acquisition)), plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a consolidated balance sheet (if such were to be prepared) of Topco and its Subsidiaries after giving effect to such Acquisition.

“Qualified Cash” means, as of any date of determination, (i) for the period beginning on the Effective Date and ending sixty (60) days after the Effective Date (which may be extended by the Administrative Agent in its sole discretion), the aggregate amount of unrestricted cash and Cash Equivalents on-hand of the Loan Parties, and (ii) thereafter, the aggregate amount of unrestricted cash and Cash Equivalents maintained in deposit, securities or similar accounts in the name of a Loan Party held in Controlled Accounts in the United States or Singapore, which accounts are subject to the “control” and a perfected first priority security interest (subject to Liens permitted under clause (l) of the definition of “Permitted Liens”) in favor of the Collateral Agent on such date of determination. For the avoidance of doubt, Qualified Cash shall exclude any Specified Proceeds.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Quarterly Overage Amount” means revenue in respect of such Specified Customer over a fiscal quarter of Topco and its Subsidiaries (excluding any revenue related to revenue-share arrangements) minus 25% of the Guaranteed Annual Minimum Revenue in respect of such Specified Customer in effect as of the end of such fiscal quarter.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Material Facility, each in form and substance reasonably satisfactory to the Collateral Agent:

(a) a Mortgage duly executed by the applicable Loan Party;

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c) a Title Insurance Policy with respect to each Mortgage dated on or about the date of the Mortgage;

(d) (i) a current ALTA survey and a surveyor’s certificate, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Collateral Agent or (ii) a prior survey, in form and substance reasonably satisfactory to the Collateral Agent, together with an affidavit from the applicable Loan Party certified to the issuer of the Title Insurance Policy with respect thereto that there has been no material change to such Material Facility since the date of such survey, if applicable, all in form and substance satisfactory to the issuer of the Title Insurance Policy to delete the exception for such matters as a survey would show in the relevant Title Insurance Policy;

(e) a zoning report issued by a provider reasonably satisfactory to the Collateral Agent, together with a copy of all certificates of occupancy issued with respect to such Material Facility;

(f) an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Material Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request; and

(g) such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” means any Agent or any Lender, as applicable.

“Recurring Revenue” means, with respect to any period, (a) the aggregate minimum annual guaranteed revenue (minus any credits, deducts or other adjustments (and excluding, for the avoidance of doubt, any adjustments that increase the annual guaranteed revenue)) pursuant to active customer contracts with duration at least 1 year in effect as of the end of such period (such guaranteed annual amount, the “Guaranteed Annual Minimum Revenue”), plus (b) the Aggregate Specified Overage Amounts, in each case, calculated in a manner consistent with the analysis agreed prior to the Effective Date (or in such other manner as may be agreed after the Effective Date between the Administrative Agent and the Borrower), minus (c) any Adjusted Aged A/R Amount, if any.

“Reference Rate” means, for any period, the greatest of

(a) 2.00% per annum,

(b) the Federal Funds Rate plus 0.50% per annum,

(c) the Adjusted Term SOFR (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis) plus 1.00% per annum, and

(d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Reference Rate Term SOFR Determination Day” has the meaning specified therefor in the definition of “Term SOFR”.

“Refinance” has the meaning specified therefor in the definition of “Permitted Refinancing Indebtedness”.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equity holders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Jurisdiction” has the meaning specified therefor in the definition of “Collateral and Guarantee Requirements”.

“Remedial Action” means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Reorganization Plan” has the meaning specified therefor in the definition of “Permitted Reorganization”.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.05(g).

“Requirements of Law” means, with respect to any Person, collectively, the common law and any federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject and having the force of law.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means

(a) the payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law,

(b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding,

(c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding,

(d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, or

(e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equity holders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Sale and Leaseback Transaction” means, with respect to Topco or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby Topco or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any comprehensive country or territory-wide Sanctions that (which, as of the Effective Date, include the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time,

(a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union and its Member States, Singapore, the United Kingdom, and any other jurisdiction applicable to any Loan Party,

(b) a Person that resides in, is organized in, or is located in, a Sanctioned Country or a country or territory that is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through any such jurisdiction (each of the foregoing in this clause (b), a “Sanction Target”), or is otherwise controlled by, or is acting on behalf of, one or more Sanction Targets,

(c) the government of a Sanctioned Country or the Government of Venezuela,

(d) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or

(e) any Person that is fifty percent (50%) or more owned or controlled by any Person or Persons described in clauses (a) - (d).

“Sanctions” means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union and its Member States, Singapore or the United Kingdom, or any other jurisdiction applicable to any Loan Party.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secondary Withdrawals” has the meaning specified therefor in Section 2.14(b)(vii).

“Secured Party” means any Agent, any Lender and any holder of Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means each (i) U.S. Security Agreement, (ii) Singaporean Security Agreement, and (iii) other security agreement and/or pledge agreement as may be entered into from time to time pursuant to the terms hereof by one or more Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, in each case, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Security Incident” has the meaning specified therefor in Section 6.01(v).

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Singaporean Security Agreement” means a debenture governed by the laws of Singapore, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, made by one or more Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Deadline” has the meaning specified therefor in Section 2.07(a).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Reference Rate”.

“SOFR Notice” means written notice substantially in the form of Exhibit D.

“SOFR Option” has the meaning specified therefore in Section 2.07(a).

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date and on a consolidated basis, that on such date (a) the fair value of the property of such Person and its Subsidiaries is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person and its Subsidiaries is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on its existing debts as they become absolute and matured in the normal course of business, (c) such Person and its Subsidiaries are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond such Person’s and its Subsidiaries’ ability to pay as such debts and liabilities mature in the normal course of business, and (e) such Person and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Account” means a deposit account subject to a Control Agreement reasonably satisfactory to the Administrative Agent and the Borrower.

“Specified Customers” means CBRE Limited, LES MOUSQUETAIRES, Nationwide News Pty Ltd and each other customer reasonably acceptable to the Administrative Agent.

“Specified Event of Default” means an Event of Default under Section 9.01(a), (f), (g) or Section 9.01(c) with respect to Section 7.03.

“Specified Overage Amount” means, as to each Specified Customer, 70% of the lesser of (a) an amount equal to the sum of the the Quarterly Overage Amount for the four fiscal quarters of Topco and its Subsidiaries most recently ended and (b) an amount equal to (i) four times (ii) the Quarterly Overage Amount for the most recently ended fiscal quarter of Topco and its Subsidiaries. For the avoidance of doubt, revenue shall be calculated in accordance with GAAP and the Specified Overage Amount and the Quarterly Overage Amount shall be calculated in a manner consistent with the sample calculation provided to the Administrative Agent prior to the Effective Date (or such other manner as may be agreed after the Effective Date between the Borrower and the Administrative Agent).

“Specified Proceeds” means the proceeds of the Term Loans borrowed on the Effective Date in an aggregate principal amount of $46,000,000 net of any Closing Fees (as defined in the Fee Letter) in respect thereof.

“Standard & Poor’s” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to the Obligations (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent, (b) by the terms of such Indebtedness, or (c) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent; provided that such subordination terms shall not prohibit (i) payments of accrued interest in kind, (ii) payments made solely with an Excluded Contribution, (iii) payments made with the proceeds of any Permitted Refinancing Indebtedness thereof, or (iv) with respect to Subordinated Indebtedness incurred (A) under clause (l) of the definition of “Permitted Indebtedness”, payments contemplated under subclauses (iv) and (v) of such clause (l), (B) under clause (m) of the definition of “Permitted Indebtedness”, payments contemplated under subclauses (v) and (vi) of such clause (m), and (C) under clause (n) of the definition of “Permitted Indebtedness”, payments contemplated under subclauses (iv) and (v) of such clause (n).

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity

(a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or

(b) of which more than 50% of:

(i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person,

(ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or

(iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of tax, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations are paid in full in cash (other than Contingent Indemnity Obligations) and the Commitments of the Lenders are terminated.

“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Reference Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Reference Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.26161% (26.161 bps) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Tertiary Withdrawal” has the meaning specified therefor in Section 2.14(b)(vii).

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Topco” means (a) prior to the consummation of the De-SPAC Transactions, Borrower, and (b) from and after the consummation of the De-SPAC Transactions, De-SPAC Parent.

“Total Commitment” means the sum of the Total Term Loan Commitment.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of three hundred sixty (360) days) equal to the rate determined by the Administrative Agent on the date three (3) Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment, repayment or date of required repayment to and including the first anniversary of the Effective Date.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“United States” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Security Agreement” means a pledge and security agreement governed by the laws of New York, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, made by one or more Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“VCOC Management Rights Agreement” has the meaning specified therefor in Section 5.01(d).

“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.05(g).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Warrants” means the warrants to purchase common stock, dated as of the date hereof, issued by the Borrower to Blue Torch and/or certain of its affiliates.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise,

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns,

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement,

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and

(f) the phrases “permitted by” and “not prohibited by” or words of similar import shall be construed to have the same meaning and effect.

Section 1.03 Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or by each Lender affected thereby, or by all Lenders, as applicable. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the other Secured Parties. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Loan Party or (ii) the knowledge that an Authorized Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, and regardless of whether expressly stated in any other such Loan Document, the terms and conditions in this Agreement and all other Loan Documents shall in all cases be subject to (x) the Disclosure Limitations and (y) the Collateral and Guarantee Requirements (subject to the definition of “CFC”) and all covenants, representations and other obligations contained in the Loan Documents shall be read and interpreted in accordance with and after taking into account the limitations contain therein. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. In determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03,

(i) a “fixed amount” basket denominated in Dollars may be incurred in a currency other than Dollars or whether any threshold amount or eligibility requirement denominated in Dollars applies, such amount shall be determined by the Borrower in good faith based on the currency exchange rate determined at the time of such incurrence or becoming into existence (or, in the case of any revolving Indebtedness or any amount committed to be made, at the time it is first committed), or reasonably in advance of the incurrence thereof; provided that if any Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced,

(ii) all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the financial covenants) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of Topco for the applicable test period for which such measurement is being made (or, at the option of the Borrower, the average exchange rate with respect to the applicable currency over the applicable test period), and will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness, and

(iii) the principal amount of Indebtedness outstanding will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

No Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Lien, Asset Sale, Restricted Payment or such other amount is incurred, made or determined. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction or other transaction meets the criteria of one or more of the categories of transactions then permitted pursuant to any clause or subsection of Section 7.02, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. Notwithstanding the foregoing,

(i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied,

(ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Topco and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and

(iii) with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided, if by reason of Requirements of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code (or equivalent) as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. It is understood and agreed that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code (or similar or equivalent legislation) in a jurisdiction other than the State of New York or Singapore, then requirements, covenants, obligations and representation with respect to attachment, perfection or priority of such Liens and their access to remedies with respect thereto, shall be interpreted such that no Default or Event of Default would result by the Loan Parties not taking additional local law granting, perfection and registration steps not required by this Agreement or the other Loan Documents or the Collateral and Guarantee Requirements.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06 Obligation to Make Payments in Dollars. Subject to Section 1.09 below, all payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to,

(a) the continuation of, administration of, submission of, calculation of or any other matter related to the Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Reference Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or

(b) the effect, implementation or composition of any Conforming Changes.

The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Reference Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, to the extent that any Lender extends the maturity date of, or exchanges, replaces, renews or refinances all or any portion of its then-existing Loans with loans incurred under a new or amended and restated facility or any similar transaction permitted by the terms of this Agreement, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender or similar settlement mechanism, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or in any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any similar requirement.

Section 1.10 Limited Condition Transactions

(a) Solely for the purpose of (i) measuring the relevant ratios, financial tests and baskets (including, for the avoidance of doubt, with respect to the incurrence of any Indebtedness, Liens, the making of any acquisitions or other Investments, Restricted Payments, Dispositions, or fundamental changes) and (ii) determining compliance with the representations and warranties or the occurrence of any Default or Event of Default or Specified Event of Default, in each case, in connection with a Limited Condition Transaction, if the Borrower makes an LCT Election, the applicable date of determination in determining whether any such acquisition (or similar investment) or other transaction is permitted shall be deemed to be the LCT Test Date, and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with any such ratio, financial test or basket, such ratio, financial test or basket shall be deemed to have been complied with; provided that no Specified Event of Default shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction.

(b) If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, financial test or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested both (A) assuming, on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated and (B) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have not been consummated, in each case, until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated.

Article II.
THE LOANS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) [reserved]; and

(ii) each Term Loan Lender severally agrees to make the Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment.

(b) Notwithstanding the foregoing:

(i) [reserved].

(ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans.

(a) The Borrower shall give the Administrative Agent notice (in writing, in substantially the form of Exhibit C hereto or such other form approved by the Administrative Agent (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date which is one (1) Business Day in the case of Loans which are Reference Rate Loans and otherwise three (3) Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify

(i) the principal amount of the proposed Loan,

(ii) [reserved],

(iii) whether the Loan is requested to be a Reference Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto,

(iv) [reserved], and

(v) the account information for the Borrower.

(b) If any notice does not include the type of loan, it shall be deemed a Reference Rate Loan. If a notice does not contain an Interest Period, the Loan shall be deemed to have an Interest Period of three months. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(c) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by 12:00 noon on the date of the proposed Loan, by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment to the account of the Administrative Agent, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Upon receipt of all requested funds, the Administrative Agent shall wire such funds to the Borrower (or, in the case of the Loan to be made on the Effective Date, in accordance with the Disbursement Letter).

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) [Reserved].

(b) The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) [reserved], (ii) the Final Maturity Date and (iii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.04 Interest.

(a) [Reserved].

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a SOFR Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Adjusted Term SOFR for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, (i) automatically upon the occurrence and during the continuance of a Specified Event of Default or (ii) at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable

(i) in the case of a Reference Rate Loan, monthly, in arrears, on the last Business Day of each month, commencing on the last Business Day of the month following the month in which such Loan is made,

(ii) in the case of a SOFR Loan, on the last day of each Interest Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first (1st) day of such Interest Period, and

(iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise).

Interest at the Post-Default Rate shall be payable following written demand therefor. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days, including the first (1st) day but excluding the last day, elapsed.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) [Reserved].

(ii) Term Loan. The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) upon the making of the Term Loan on the Effective Date.

(b) Optional Prepayment.

(i) [Reserved].

(ii) Term Loan. The Borrower may, at any time and from time to time, upon at least three (3) Business Days’ prior written notice (on or before 3:00 p.m.) to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its reasonable discretion), prepay the principal of the Term Loan, in whole or in part; provided that such notice may provide that it is conditioned upon the consummation of financing or such other specified transaction, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of prepayment provided in such notice. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued and unpaid interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the outstanding principal of Term Loans.

(iii) Termination of Agreement. The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent (on or before 3:00 p.m.) to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its reasonable discretion), terminate this Agreement; provided that such notice may provide that it is conditioned upon the consummation of financing or such other specified transaction, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice. If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) Immediately upon the release of any Specified Proceeds in accordance with Section 2.14(c).

(ii) Upon the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any Disposition which qualifies as a Permitted Disposition under clause (i), (j), (k) or (u) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrower shall promptly either notify the Administrative Agent of its election to reinvest the Net Cash Proceeds in accordance with Section 2.05(c)(vi) below or prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by the Loan Parties in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $500,000 in any Fiscal Year (the “Threshold Amount”). It is understood and agreed that such prepayment shall only be required for amounts in excess of the Threshold Amount and shall be subject to the reinvestment right set forth in Section 2.05(c)(vi) below and Section 2.05(h). Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Upon the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrower shall promptly prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any Extraordinary Receipts, the Borrower shall promptly notify the Administrative Agent of its election to reinvest such Net Cash Proceeds in accordance with Section 2.05(c)(vi) below or prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by the Loan Parties in connection therewith in excess of the Threshold Amount. It is understood and agreed that such prepayment shall only be required for amounts in excess of the Threshold Amount and shall be subject to the reinvestment right set forth in Section 2.05(c)(vi) below and Section 2.05(h).

(v) If the De-SPAC Mergers do not occur on or prior to March 31, 2023 (or such later date as may be agreed by the Administrative Agent in its sole discretion), all Specified Proceeds in the Specified Account shall be applied to prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such Specified Proceeds.

(vi) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, such Net Cash Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are reinvested in properties or assets (other than current assets) used or useful in such Person’s business within one hundred eighty (180) days of receipt of such Net Cash Proceeds (or, if committed to be reinvested within one hundred eighty (180) days, one hundred eighty (180) days following the execution of such binding commitment), provided that,

(A) no Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds,

(B) upon the expiration of the reinvestment period, such Net Cash Proceeds, if not theretofore so used (or subject to a binding commitment to be used), shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv), and (c)(v) above shall be applied, to the Term Loan in the manner to be determined by the Borrower, until paid in full. Each such prepayment of the Term Loan shall be applied to the outstanding principal of the Term Loan. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by

(i) accrued interest on the principal amount being prepaid to the date of prepayment, and

(ii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(f).

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g) Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event that the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.05(c), not less than five (5) Business Days prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment, on or before 12:00 noon (or such later time as may be agreed by the Administrative Agent in its sole discretion) (the “Required Prepayment Date”), the Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before 12:00 noon (New York City time) one (1) Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before 12:00 noon (New York City time) one (1) Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment (excluding the Pro Rata Share thereof of any Lender that has opted to refuse its Pro Rata Share of such Waivable Mandatory Prepayment), which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d)) and (ii) to the extent of any excess, to the Borrower for working capital and general corporate purposes.

(h) Repatriation of Net Cash Proceeds. Notwithstanding any other provisions of this Section 2.05 to the contrary,

(i) to the extent that any of or all the Net Cash Proceeds in connection with a Disposition or the receipt of Extraordinary Receipts by a Subsidiary giving rise to a prepayment pursuant to Section 2.05(g), the Net Cash Proceeds of any Prepayment Event from a Subsidiary is (x) prohibited by applicable local law (including in respect of fiduciary duties, capitalization regulations, capital maintenance rules or similar or analogous principles) or (y) solely in the case of non-wholly owned Subsidiaries, prohibited by applicable organizational or constitutive documents from being repatriated to a Loan Party or a wholly owned Subsidiary, and

(ii) to the extent that the Borrower has determined in good faith that the use or distribution of any of or all the Net Cash Proceeds of any such Disposition or Extraordinary Receipts causes (A) a material adverse tax consequence to any Loan Party or its Subsidiaries or their direct or indirect parent companies (subject to the definition of “CFC”) or (B) in the case of a Subsidiary organized in India, a material adverse regulatory consequence to such Subsidiary, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long as such prohibition, restriction or material adverse tax or regulatory consequences so exists. In respect of all other Net Cash Proceeds, any Subsidiaries that are not Loan Parties shall repatriate such Net Cash Proceeds to a Loan Party (and such Loan Party shall prepay the Loans as may be required pursuant to this Section 2.05). In respect of such affected Net Cash Proceeds, the Loan Parties and its Subsidiaries shall use commercially reasonable efforts to promptly take such commercially reasonable actions required by the applicable local law, organizational or constitutive documents (including voting its Equity Interests to cause such distribution) or otherwise to permit (or, in the case of material adverse tax and regulatory consequences, to mitigate such consequences and/or cause such repatriation in a manner that does not trigger and/or mitigates such material adverse tax or regulatory consequences) and cause such repatriation, and if such repatriation of any of such affected Net Cash Proceeds is not prohibited under the applicable local law or organizational or constitutive documents or such adverse tax or regulatory consequences ceasing to be more than de minimis (or such repatriation may be achieved without triggering such material adverse tax or regulatory consequences), the amount of such Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs) to the prepayment of the Term Loans pursuant to this Section 2.05 to the extent provided herein. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

Section 2.06 Fees.

(a) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) Applicable Premium.

(i) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii) Any Applicable Premium payable in accordance with this Section 2.06(f) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii) The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv) Nothing contained in this Section 2.06(f) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

Section 2.07 SOFR Option.

(a) The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Adjusted Term SOFR (the “SOFR Option”) by notifying the Administrative Agent in writing prior to 11:00 a.m. (New York City time) at least three (3) U.S. Government Securities Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a SOFR Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a SOFR Loan as a SOFR Loan, the last day of the then current Interest Period (the “SOFR Deadline”). Notice of the Borrower’s election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a SOFR Notice prior to the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each SOFR Notice shall be irrevocable and binding on the Borrower.

(b) Interest on SOFR Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrower properly have exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at the Adjusted Term SOFR and the Administrative Agent shall have the right to convert the interest rate on all outstanding SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than five SOFR Loans in effect at any given time, and (ii) only may exercise the SOFR Option for SOFR Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d) The Borrower may prepay SOFR Loans at any time in accordance with terms of this Agreement; provided, however, that in the event that SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

Section 2.08 Funding Losses. In connection with each SOFR Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Notice of Borrowing or SOFR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender as loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from any such payment, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to the applicable Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent (including any successor Administrative Agent) shall deliver to the Borrower prior to the date on which Administrative Agent becomes “Administrative Agent” under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), (i) executed copies of IRS Form W-9 certifying that the Administrative Agent is a U.S. Person and is exempt from U.S. federal backup withholding tax or (ii) IRS Form W-8IMY evidencing that it is either a “qualified intermediary” or a “U.S. branch,” together with its agreement to assume primary withholding responsibility for purposes of Chapters 3 and 4 of the Internal Revenue Code and primary Form 1099 reporting and backup withholding responsibility, with respect to all payments made to it hereunder for the benefit of Lenders.

Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.10 Increased Costs and Reduced Return.

(a) If any Change in Law shall

(i) subject a Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto,

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, a Secured Party, or

(iii) impose on a Secured Party any other condition, cost or expense (other than Taxes) regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Change in Law either

(i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or

(ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, following demand by such Secured Party , the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is fifteen (15) Business Days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Changes in Law; Impracticability or Illegality.

(a) The SOFR, the Term SOFR Reference Rate, the Adjusted Term SOFR or the Term SOFR may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the Adjusted Term SOFR. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and the method for determining the amount of such adjustment, or (ii) repay the SOFR Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Adjusted Term SOFR, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any SOFR Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such SOFR Loans, and interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the SOFR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c) Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.12 Mitigation Obligations.

(a) If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 or Section 2.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office in accordance with clause (a) of this Section 2.12, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 2.10) and obligations under this Agreement (including any premium, interest and any other additional amount owed with respect to the Loans held by such Lender as if such Loans were voluntarily prepaid as the date of such assignment) and the related Loan Documents to an assignee that is acceptable to the Borrower and that shall assume such obligations.

Section 2.13 Tax Matters.

The Loan Parties, the Agents and Lenders agree:

(a) that the Loans are intended to be debt for U.S. federal income Tax purposes,

(b) that the Loans are not intended to be governed by the rules set out in Treasury Regulations Section 1.1275-4,

(c) the aggregate purchase price of the Warrants acquired by the Lenders is equal to $5,102,040.82 and the Borrower and Lenders shall make all determinations pursuant to Sections 1272 and 1273 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder consistent with such allocation of purchase price to the Warrants, and

(d) not to file any Tax return, report or declaration inconsistent with the foregoing, unless required by applicable law.

The inclusion of this Section 2.13 is not an admission by any Lender that it is subject to United States taxation.

Section 2.14 Specified Proceeds and the Specified Account.

(a) On the Effective Date, the Administrative Agent shall, at the direction of the Borrower, deposit the Specified Proceeds in the Specified Account.

(b) Subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent, of each of the following conditions precedent, the Borrower may cause the depository institution (via a joint instruction from the Collateral Agent and the Borrower) to release the Specified Proceeds from the Specified Account.

(i) Payment of Fees, Etc. The Borrower shall have paid all fees, costs and expenses then due and payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(ii) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a notice of withdrawal, and the Borrower’s acceptance of the proceeds of such withdrawal, shall be deemed to be a representation and warranty by each Loan Party on the date of such withdrawal that:

(A) the representations and warranties contained in Article VI and in each other Loan Document delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such withdrawal are true and correct in all material respects on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date) (except, in each case, that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification),

(B) at the time of and immediately after giving effect to the making of such withdrawal and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from withdrawal of such Specified Proceeds, on such date, and

(C) the conditions set forth in this Section 2.14(b) have been satisfied as of the date of such request.

(iii) [Reserved].

(iv) Notices. The Administrative Agent shall have received a notice of withdrawal at least three (3) Business Days prior to the proposed withdrawal (or such shorter period as may be agreed by the Administrative Agent), which shall specify the account information of the Borrower. Each such withdrawal shall be in a minimum amount of (x) $1,000,000 (and increments thereof) in the case of Initial Withdrawals, (y) $5,000,000 (and increments thereof) in the case of Secondary Withdrawals or (z) a minimum of $20,000,000 in the case of the Tertiary Withdrawal.

(v) [Reserved].

(vi) De-SPAC. Other than with respect to the initial withdrawals of the Specified Proceeds after the Effective Date in an aggregate amount not to exceed $6,000,000 (such withdrawals, collectively, the “Initial Withdrawals”), the De-SPAC Mergers shall have occurred.

(vii) Leverage Ratio.

(A) In respect of each Initial Withdrawal after the Effective Date , the First Lien Leverage Ratio for the most recent test period for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(i), is less than or equal to 1.20 to 1.00 calculated on a pro forma basis;

(B) in respect of additional withdrawals of the Specified Proceeds after the Effective Date and the Initial Withdrawals (or withdrawals made substantially concurrently with such Initial Withdrawals) in an aggregate amount not to exceed $20,000,000 (such withdrawals, collectively, the “Secondary Withdrawals”),

(1) if the De-SPAC Mergers occur on or before December 31, 2022, the First Lien Leverage Ratio for the most recent test period for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(i), is less than or equal to 1.40 to 1.00 calculated on a pro forma basis, or

(2) if the De-SPAC Mergers occur after December 31, 2022, the First Lien Leverage Ratio for the most recent test period for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(i), is less than or equal to 1.35 to 1.00 calculated on a pro forma basis; and

(C) in respect of additional withdrawals of the Specified Proceeds after the Effective Date, the Initial Withdrawals and Second Withdrawals (or withdrawals made substantially concurrently with such Initial Withdrawals and/ or Secondary Withdrawals) of the remaining $20,000,000 of the Specified Proceeds (the “Tertiary Withdrawal”), the First Lien Leverage Ratio for the most recent test period for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(i), is less than or equal to 1.20 to 1.00 calculated on a pro forma basis;

(c) Upon the occurrence and continuation of any Event of Default, the Specified Proceeds may be released from the Specified Account upon the written direction of the Administrative Agent (or in the case of an Event of Default pursuant to Section 9.01(f), automatically) and, upon such release, such released Specified Proceeds shall be automatically be applied to prepay or repay the Loans in accordance with Section 2.05(c)(i).

(d) If the De-SPAC does not occur on or prior to March 31, 2023 (or such later date as may be agreed by the Administrative Agent in its sole discretion), all Specified Proceeds will be released from the Specified Account automatically and, upon such release, such released Specified Proceeds shall automatically be applied to prepay the Loans in accordance with Section 2.05(c)(v).

Section 2.15 Inability to Determine Rates.

Subject to Section 2.16, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders reasonably determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Reference Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.08. Subject to Section 2.16, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Reference Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Reference Rate” until the Administrative Agent revokes such determination.

Section 2.16 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) No swap agreement shall constitute a “Loan Document” for purposes of this Section 2.16).

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Reference Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

Article III.
[INTENTIONALLY OMITTED]

Article IV.
APPLICATION OF PAYMENTS

Section 4.01 Payments; Computations and Statements.

(a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in Dollars and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day may, in Administrative Agent’s sole discretion, be deemed received and deemed to have been received on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. Any amount charged to the Loan Account of the Borrower shall be deemed an Obligation. All computations of fees shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error. For the avoidance of doubt, no date of payment shall be included in any computation.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02 Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that

(a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of

(i) the amount of such Lender’s required repayment to

(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and

(b) the provisions of this Section shall not be construed to apply to

(i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or

(ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than to the extent expressly provided in the Fee Letter) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all proceeds of the Collateral, subject to the provisions of this Agreement, as follows:

(i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due (other than interest or principal of the Term Loan) and payable to the Agents until paid in full;

(ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full;

(iii) third, to pay principal of the Collateral Agent Advances until paid in full;

(iv) fourth, ratably to pay the Term Loan Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Term Loan Lenders until paid in full;

(v) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full;

(vi) sixth, ratably to pay principal of the Term Loan until paid in full;

(vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and

(viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b) (other than clause (viii) thereof), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding; provided, however, that for the purposes of clause (viii), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 4.03 shall control and govern.

Article V.
CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent have been satisfied in a manner satisfactory to the Agents or waived by the Agents:

(a) Payment of Fees, Etc. The Borrower shall have paid (or caused to be paid) on or before the Effective Date all fees, costs and expenses then payable pursuant to Section 2.06 and Section 12.04 (or shall have delivered evidence that such fees, costs and expenses will be caused to be paid substantially concurrently with or promptly following the Effective Date and the funding of Loans).

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct:

(i) The representations and warranties contained in Article VI and in each other Loan Document delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date);

(ii) No Default or Event of Default shall have occurred and be continuing on the Effective Date or would immediately result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms; and

(iii) Since December 31, 2021, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(c) [Reserved].

(d) Delivery of Documents. The Agents shall have received on or before the Effective Date, each of the following, each in form and substance reasonably satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) each Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers or share transfer instruments executed in blank and other proper instruments of transfer and all notices to be delivered pursuant to any Security Agreement;

(ii) appropriate forms of financing statements on Form UCC 1 (or equivalent) to be filed upon giving effect to the Effective Date, in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to evidence the security interests purported to be created by the U.S. Security Agreement and perfected by the filing of a UCC-1 financing statement;

(iii) the results of searches for UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(iv) a Perfection Certificate;

(v) [reserved];

(vi) the Disbursement Letter;

(vii) the Fee Letter;

(viii) the Intercompany Subordination Agreement;

(ix) a letter of authorization from Near Intelligence Pte. Ltd. to Latham & Watkins LLP authorizing Latham & Watkins LLP to register the particulars of charge in respect of each Security Agreement to which Near Intelligence Pte. Ltd. is a party with the Accounting and Corporate Regulatory Authority of Singapore;

(x) [reserved];

(xi) the Warrants;

(xii) the management rights letter, dated as of the date hereof, among the Loan Parties and the Agents (the “VCOC Management Rights Agreement”);

(xiii) a certificate of an Authorized Officer of each Loan Party, certifying:

(A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, a true and complete copy of the charter, certificate of formation, certificate of limited partnership, certificate of incorporation, articles of association, memorandum of association, constitution or other equivalent publicly filed organizational document of each Loan Party and where applicable and customary market practice, certified as of a recent date not more than thirty (30) days prior to the Effective Date by an appropriate official of the jurisdiction of organization or formation, as applicable, of such Loan Party),

(B) as to a copy of the resolutions or written consents of the Board of Directors of such Loan Party (or, if required, the holders of the Equity Interests of such Loan Party) authorizing

(1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and

(2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, including, without limitation, in the case of the Borrower, the Warrants, and

(C) the names and true specimen signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith,

(xiv) a certificate of the chief financial officer (or other financial officer performing similar functions) of the Borrower:

(A) setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis immediately after giving effect to the Loans on the Effective Date, with each of the financial covenants contained in Section 7.03 (as if the covenants applicable to the month ended September 30, 2022 applied on the Effective Date),

(B) attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(g)(ii),

(C)  certifying that immediately after giving effect to all Loans to be made on the Effective Date, the Liquidity will not be less than $20,000,000,

(D) as to the matters set forth in Section 5.01(b), and

(E) certifying that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent (immediately after giving effect to the Loans made on the Effective Date);

(xv) [reserved];

(xvi) a certificate of an Authorized Officer of the Borrower certifying that

(A) the attached copies of (1) the De-SPAC Documents as in effect on the Effective Date are true, complete and correct copies thereof and (2) other Material Contracts as in effect on the Effective Date; and

(B) such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its material obligations under such agreements;

(xvii) a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than thirty (30) days prior to the Effective Date as to the good standing of such Loan Party in such jurisdictions (in each case, to the extent such concept is applicable in the applicable jurisdiction),

(xviii) [reserved];

(xix) an opinion of Sidley Austin LLP, counsel to the Loan Parties, as to such matters as the Administrative Agent may reasonably request;

(xx) evidence of the insurance coverage required by Section 7.01(h);

(xxi) [reserved];

(xxii) [reserved];

(xxiii) evidence of the payment in full of all Indebtedness (other than amounts described in the definition of the DB/Harbert Deferred Payment Amount) under each Existing Credit Facility substantially concurrently with or promptly following the occurrence of the Effective Date and the closing and funding of the Loans on the Effective Date (but in any event within one (1) Business Day), together with (A) a termination and release agreement with respect to each Existing Credit Facility the Liens relating thereto and all related loan documents, duly executed by the applicable Loan Parties and the applicable Existing Lenders (or any agent or representative acting on behalf of such applicable Existing Lenders), (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC 3 termination statements for all UCC-1 financing statements filed by the Existing Lenders;

(xxiv) for the Domestic Loan Parties, all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Domestic Loan Party, the applicable financial institution; and

(xxv) evidence reasonably satisfactory to the Agents that a Process Agent has been properly appointed by Near Intelligence Pte. Ltd. in accordance with Section 12.10(c);

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) KYC; USA PATRIOT Act. The Administrative Agent and the Lenders shall have received, at least three (3) days prior to the Effective Date (or such shorter period agreed to by the Administrative Agent or such Lender), all documentation and information required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws to the extent requested by the Administrative Agent or any Lender at least ten (10) days prior to the Effective Date. If the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Effective Date, the Administrative Agent and each such Lender requesting a beneficial ownership certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Effective Date (or such shorter period agreed to by the Administrative Agent or such Lender), the beneficial ownership certification in relation to the Borrower.

(j) Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(k) [Reserved].

(l) [Reserved].

(m) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(n) Liquidity. Immediately after giving effect to the transactions contemplated hereby, the payment of all fees and expenses in connection herewith, permit Liquidity to be less than $20,000,000.

(o) Leverage Ratio. Immediately after giving effect to the transactions contemplated hereby, the Leverage Ratio as of the last day of the month ended September 30, 2022, is less than or equal to 1.20 to 1.00.

For purposes of determining whether the Effective Date has occurred, each Agent and each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, Collateral Agent or such Lender, as the case may be.

Section 5.02 [Reserved].

Section 5.03 Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding that the conditions set forth below are not satisfied on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth on Schedule 5.03 on or before the date applicable thereto (it being understood that (a) any such date or requirement can be waived or extended or modified at the Borrower’s request with the sole consent of the Administrative Agent (in its sole discretion via e-mail) and (b) (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) no representation, warranty or covenant in this Agreement or any other Loan Document shall be deemed to have been breached as a result of any condition subsequent not having been satisfied, for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03, in each case, under this clause (b), after giving effect to any waiver, extension or modification by the Administrative Agent contemplated under clause (a)).

Article VI.
REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties (as to itself and each of the Loan Parties) as follows:

(a) Organization, Good Standing, Etc. Each Loan Party

(i) is a corporation, limited liability company or limited partnership duly organized, incorporated or established, validly existing and in good standing under the laws of the state or jurisdiction of its organization, incorporation or establishment (to the extent such concept is applicable in such jurisdiction),

(ii) has all requisite power and authority (x) to conduct its business as now conducted and as presently contemplated in all material respects and (y) in the case of the Borrower, to make the borrowings hereunder, and (z) to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and

(iii) is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party,

(i) have been duly authorized by all necessary action,

(ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, except in the case of clauses (B) and (C), to the extent such contravention could not reasonably be expected to have a Material Adverse Effect,

(iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and

(iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party, except for (i) such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and are in full force and effect, (ii) those other approvals, consents, exemptions, authorizations, actions or notices contemplated by the Collateral Documents, including (x) the payment of stamp duties in relation to the Singaporean law governed Security Agreements and (y) the registration of any charges created by a Singapore law governed Security Agreement.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of each Subsidiary of Borrower and the issued and outstanding Equity Interests of each Subsidiary of Borrower are as set forth on Schedule 6.01(e). To the extent such concept is applicable to the Borrower or such Subsidiary, all of the issued and outstanding shares of Equity Interests of the Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of Borrower are owned by Borrower free and clear of all Liens (other than Permitted Liens). Except as described on Schedule 6.01(e), as of the Effective Date there are no outstanding debt or equity securities or other outstanding obligations of Borrower or any of its Subsidiaries, in each case, convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any Equity Interests of the Borrower or any of its Subsidiaries.

(f) Litigation. Except as set forth in Schedule 6.01(f), on the Effective Date, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The applicable Financial Statements, copies of which have been delivered to Administrative Agent (for further distribution to any Lender), fairly present in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries (or such other Persons applicable thereto) as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries (or such other Persons applicable thereto) for the fiscal periods ended on such respective dates, all in accordance with GAAP in all material respects. Since December 31, 2021, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Borrower has heretofore furnished to Administrative Agent (for further distribution to any other Agent of Lender) (A) projected monthly balance sheets, income statements and statements of cash flows of Borrower and its Subsidiaries for the period from October 1, 2022 through December 31, 2024 and (B) projected annual balance sheets, income statements and statements of cash flows of Borrower and its Subsidiaries for the Fiscal Years ending in December 31, 2022 through December 31, 2024, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

(h) Compliance with Law. No Loan Party or any of its Subsidiaries is in material violation of (i) any Requirement of Law except in such instances in which such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and as notified to the Administrative Agent or (ii) the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on the business of the Loan Parties and their Subsidiaries, taken as a whole.

(i) ERISA. Except as set forth on Schedule 6.01(i),

(i) each Loan Party and each Employee Plan is in compliance with all Requirements of Law in all material respects, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010,

(ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan,

(iii) the most recent annual report (Form 5500 Series) with respect to each Pension Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Pension Plan, and since the date of such report, there has been no material adverse change in such funding status,

(iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, and

(v) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code.

No Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened (in writing) claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or has any obligation to provide any such benefits for any current employee after such employee’s termination of employment.

(j) Taxes, Etc. (i) All income and other material Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed and (ii) all federal and other material Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used, directly or knowingly indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m) [Reserved].

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. To each Loan Party’s knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, and there is no claim that any of the foregoing is not in full force and effect.

(o) Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except (i) Permitted Liens and (ii) for such defects in title that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p) Employee and Labor Matters. Except as set forth on Schedule 6.01(p) or (in the case of clauses (ii) and (v)) as notified to the Administrative Agent,

(i) each Loan Party and its Subsidiaries is in compliance with all Requirements of Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health,

(ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary,

(iii) [reserved],

(iv) there has been no strike, work stoppage, lockout, or other labor dispute pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary, except as would not reasonably be expected to result in a Material Adverse Effect, and

(v) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

(q) Environmental Matters. Except (x) as set forth on Schedule 6.01(q) hereto and (y) with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party,

(i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law ,

(ii) each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses;

(iii) there has been no Release or threatened Release of Hazardous Materials on, in, at, under or from any properties currently or, to the knowledge of each Loan Party, formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or any respective predecessors in interest;

(iv) there are no pending or, to the knowledge of each Loan Party, threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest; and

(v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action.

(r) Insurance. Each Loan Party maintains all insurance required by Section 7.01(h).

(s) Use of Proceeds. The proceeds of the Loans shall be used:

(i) to consummate the Effective Date Transactions,

(ii) to facilitate the De-SPAC Transactions, and

(iii) to fund working capital and other general corporate purposes of Topco and its Subsidiaries.

(t) Solvency. Immediately after giving effect to the transactions contemplated by this Agreement on the Effective Date, the Loan Parties and their Subsidiaries on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u) Intellectual Property. Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; (ii) [reserved], and (iii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(v) Data Privacy and Security. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders or any transfers deemed a “sale” under applicable laws) or other processing of any “personal data,” “personal information,” “personally identifiable information,” or similar term under applicable laws (“Personal Information”), the Loan Parties are and, in the preceding three years have complied in all material respects with (i) the laws applicable to the Loan Parties relating to the privacy, security, or processing of Personal Information (“Privacy Laws”), (ii) the Loan Parties’ internal and external privacy policies, (iii) contractual obligations to which the Loan Parties are bound and applicable codes of conduct to which the Loan Parties are a party. (each of clauses (i) through (iii) a “Privacy Requirement”). To the extent required by applicable Privacy Requirements, the Loan Parties have responded to individual rights requests and have done so in the time required by applicable Privacy Laws. The Loan Parties their respective Subsidiaries have reasonable and appropriate physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information processed by them or on their behalf from and against unauthorized, unlawful or accidental access, use, disclosure or other processing (a “Security Incident”). Except as set forth on Schedule 6.01(v), the Loan Parties have not experienced any material Security Incidents, nor have they been the subject of any notice, claim, complaint, inquiry, investigation or enforcement action with respect to a Security Incident or compliance with any Privacy Requirements.

(w) Material Contracts. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Effective Date each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (ii) has not been otherwise amended or modified and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(x) Investment Company Act. None of the Loan Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(y) Customers and Suppliers. Except as would not reasonably be expected to result in a Material Adverse Effect, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and to the knowledge of any Loan Party, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(z) The De-SPAC Mergers.

(i) The Borrower has delivered to the Administrative Agent, complete and correct copies of the De-SPAC Documents, including all schedules and exhibits thereto.

(ii) The De-SPAC Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and except as disclosed therein there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.

(iii) Except as set forth on Schedule 6.01(z), the execution, delivery and performance of the De-SPAC Documents by the Loan Parties has been duly authorized by all necessary action on the part of each Loan Party or Subsidiary party thereto (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests of such Loan Party or such Subsidiary required by law or by any applicable corporate or other organizational documents) .

(iv) Each De-SPAC Document is the legal, valid and binding obligation of the Loan Parties and the Restricted Subsidiaries parties thereto, enforceable against such parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(v) As of the Effective Date, there has been no breach of any material term or condition of any De-SPAC Document by any Loan Party or its Subsidiaries or, to the knowledge of the Loan Parties, any other party thereto.

(aa) Collateral Matters. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein and when (i) financing statements and other filings in the appropriate form are filed or registered, as applicable, in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization (or in respect of any Singapore incorporated Loan Party, the Accounting and Corporate Regulatory Authority of Singapore or other location for purposes of the UCC) and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute perfected first priority Liens of the type contemplated by such Collateral Documents subject only to Permitted Liens and to the limitations of perfection in such type of Collateral based on the requirements of such documents and the limitations embodied in the Collateral and Guarantee Requirements.

(bb) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any of their Subsidiaries, any of their respective directors or officers, nor to the knowledge of any Loan Party, any of their respective employees, shareholders or owners, or agents,

(i) is a Sanctioned Person or is in violation of any Sanctions,

(ii) has assets located in a Sanctioned Country,

(iii) conducts any transactions or dealings with or for the benefit of any Sanctioned Person,

(iv) directly or knowingly indirectly derives revenues from investments in, or transactions with, Sanctioned Persons,

(v) is a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or

(vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance or no violation by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws. Each Loan Party and each Subsidiary is, and has been throughout the past five years, in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party and each Affiliate, officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with (A) Sanctions, (B) all applicable export and import restrictions imposed by the United States, the United Nations, the European Unions and its Member States, the United Kingdom, Singapore and any other jurisdiction applicable to any Loan Party and (C) all applicable provisions of the USA PATRIOT Act.

(cc) Anti-Bribery and Corruption.

(i) Neither any Loan Party, nor any of their Subsidiaries, directors, officers, or employees, nor, to the best knowledge of any Loan Party, any agent or any other Person acting on behalf of any Loan Party or any of its Subsidiaries, has offered, promised, paid, solicited, received, given or authorized the unlawful or improper payment or unlawful or improper giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority in connection with the business of any Loan Party or its Subsidiaries, or otherwise engaged in any activity that may violate any Anti-Corruption Law.

(ii) Neither any Loan Party, nor any of their Subsidiaries, directors, officers, or employees, nor, to the best knowledge of any Loan Party, any agent or any other Person acting on behalf of any Loan Party, has violated any Anti-Corruption Laws or engaged in any activity that would breach any Anti-Corruption Laws.

(iii) To the best of each Loan Party’s knowledge and belief, there is no pending or threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(iv) The Loan Parties will not directly or knowingly indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Corruption Laws in any material respect.

(dd) Full Disclosure.

(i) Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made (after giving effect to all supplements and updated thereto), not misleading in light of the circumstances at such time.

(ii) Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Borrower is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

Article VII.
COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01 Affirmative Covenants. So long as the Termination Date has not occurred, each Loan Party will (and will cause each of its Subsidiaries), unless the Required Lenders shall otherwise consent in writing, to:

(a) Reporting Requirements. Furnish to the Administrative Agent (for further distribution by the Administrative Agent to each Lender):

(i) as soon as available, and in any event within thirty (30) days after the end of each fiscal month of Topco and its Subsidiaries commencing with the fiscal month ended October 31, 2022, (x) internally prepared consolidated balance sheets, statements of operations and statement of cash flows and such other items as may be agreed by the Administrative Agent and Borrower as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth (A) in the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of Topco as fairly presenting, in all material respects, the financial position of Topco and its Subsidiaries as at the end of such fiscal month and the statements of operations, statement of cash flows of the Topco and such other items as may be agreed by the Administrative Agent and Borrower, in each case, of Topco and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP in all material respects applied in a manner consistent with that of the most recent audited financial statements furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (y) a report of key performance indicators as mutually agreed between the Administrative Agent and the Borrower;

(ii) as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of Topco and its Subsidiaries commencing with the first fiscal quarter of Topco and its Subsidiaries ending after the Effective Date, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of Topco and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of Topco as fairly presenting, in all material respects, the financial position of Topco and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of Topco and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP in all material respects applied in a manner consistent with that of the most recent audited financial statements of Topco and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of Topco and its Subsidiaries, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of Topco and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP in all material respects, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by Topco and reasonably satisfactory to the Administrative Agent (it being understood and agreed that any “big four” accounting firm and UHY LLP are deemed reasonably acceptable to the Administrative Agent) (which report and opinion shall not include any qualification expressing substantial doubt about the ability of Topco or any of its Subsidiaries to continue as a “going concern” or any qualification or exception as to the scope of audit except for any such qualification or exception pertaining to (i) the maturity or impending maturity of the Loans, or (ii) an actual or prospective Default of Section 7.03);

(iv) simultaneously with the delivery of the financial statements of Topco and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a Compliance Certificate signed by an Authorized Officer of Borrower:

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Topco and its Subsidiaries during the period covered by such financial statements with a view to determining whether Topco and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which Topco and its Subsidiaries propose to take or have taken with respect thereto,

(B) in the case of the delivery of the financial statements of Topco and its Subsidiaries,

(1) required by clause (i) of this Section 7.01(a), attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 (including a bridge to the previously delivered Recurring Revenue calculation (or in the case of the first such financial statements, a bridge to the Recurring Revenue calculation for Section 5.01(o)), including a report of key performance indicators as mutually agreed between the Administrative Agent and the Borrower, and

(2) required by clauses (ii) and (iii) of this Section 7.01(a), including a discussion and analysis of the financial condition and results of operations of Topco and its Subsidiaries for the portion of the Fiscal Year then elapsed, and

(C) in the case of the delivery of the financial statements of Topco and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching

(1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party or any of its Subsidiaries and evidence that such insurance coverage meets the requirements set forth in Section 7.01 to the extent such insurance information and coverage differs from the information previously provided, and

(2) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v) [reserved];

(vi) [reserved];

(vii) as soon as available and in any event not later than 45 days after the end of each Fiscal Year, a certificate of an Authorized Officer of (A) Topco attaching Projections for Topco and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (B) certifying that the representations and warranties set forth in Section 6.01(dd)(ii) are true and correct in all material respects with respect to the Projections;

(viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(ix) promptly, and in any event within three (3) Business Days (A) after the occurrence of an Event of Default or Default due to the failure to perform or comply with any covenant or agreement contained in Section 7.01(a), or Section 7.03 or a Default, which, with the giving of notice or the lapse of time or both, would constitute an Event of Default under Section 9.01(a)(i) or (iii) or an Event of Default under Section 9.01(a)(i) or (iii), or (B) after an Authorized Officer has knowledge of the occurrence of an Event of Default or Default (except as set forth in Section 7.01(a)(ix)(A) or the occurrence of any other event or development that would reasonably be expected to have a Material Adverse Effect (including upon becoming aware of any intention of any Loan Party or its Subsidiary (or any of their creditors) to commence an Ipso Facto Event), the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x) promptly and in any event:

(A) at least ten (10) days prior to any event or development that would reasonably be expected to result in or constitute an ERISA Event to the extent an Authorized Officer has knowledge of the same, and, to the extent not reasonably expected, within five (5) Business Days after an Authorized Officer has knowledge of the occurrence of any ERISA Event, notice of such ERISA Event (in reasonable detail),

(B) within three (3) Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan,

(C) within ten (10) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan,

(D) within three (3) Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and

(E) within ten (10) days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;

(xi) promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(xii) as soon as practicable and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any De SPAC Document;

(xiii) as soon as practicable and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiv) [reserved];

(xv) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by Topco or any of its Subsidiaries with the SEC or any national (domestic or foreign) securities exchange on a non-confidential basis, or after public offering, distributed to its stockholders generally, as applicable;

(xvi) [reserved];

(xvii) promptly upon request by the Administrative Agent, such information and documentation for purposes of compliance with 31 C.F.R. § 1010.230 and/or any applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money law requested from time to time for purposes of confirming the Borrower’s compliance with Section 7.02(r);

(xviii) [reserved];

(xix) if, as a result of any change in accounting principles and policies from those applied in the preparation of the Financial Statements, the consolidated financial statements of Topco and its subsidiaries delivered pursuant to Section 7.01(a)(i) through Section 7.01(a)(iii) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to clauses (i) through (iii) of this Section 7.01(a) following such change a schedule prepared by an Authorized Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(xx) as may be required thereby, such other documents set forth on Schedule 7.01(a); and

(xxi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party (including, without limitation, any Environmental, Social, and Corporate Governance information) as any Agent may from time to time reasonably request.

Notwithstanding anything in the foregoing to the contrary, documents required to be delivered hereunder (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), or (ii) on which such documents are posted on Topco’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall promptly after the posting of such documents in accordance with subclauses (i) and (ii) above, provide to the Administrative Agent (by telecopier or electronic mail) electronic versions (i.e., soft copies) of such documents, within the applicable time period as set out in this Section 7.01(a).

Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement or in any other Loan Document will require Topco or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by law or, so long as not created in contemplation of this paragraph, binding agreement or (iii) that is subject to attorney client or similar privilege; provided that, in the event that any Loan Party, or any Subsidiary does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph, the Borrower shall provide written notice to the Administrative Agent promptly and use commercially reasonable efforts to provide the requested information without disclosing such secrets or proprietary information, violating such obligation of confidentiality or waiving such privilege (this paragraph, the “Disclosure Limitations”);

(b) Additional Guarantors and Collateral Security.

(i) Domestic Subsidiaries. Cause each Domestic Subsidiary (other than Excluded Subsidiaries) of any Loan Party not in existence on the Effective Date, to use commercially reasonable efforts to execute and deliver to the Collateral Agent promptly and in any event within thirty (30) days (or, in the case of clause (C), ninety (90) days) after the formation, acquisition of a new Domestic Subsidiary or such Person ceasing to be an Excluded Subsidiary (or such other longer period as may be agreed by the Collateral Agent in its reasonable discretion),

(A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor,

(B) a supplement to the U.S. Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged as Collateral under the terms of the U.S. Security Agreement after giving effect to the Collateral and Guarantee Requirements contained herein, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such customary opinions of counsel as the Collateral Agent may reasonably request,

(C) to the extent required under the terms of this Agreement and at all times subject to the Collateral and Guarantee Requirements contained herein, to the extent such Subsidiary owns a Material Facility, a first priority (subject to Permitted Liens) Mortgage on such Material Facility and such other Real Property Deliverables as may be reasonably required by the Collateral Agent with respect to such Material Facility,

(D) to the extent required pursuant to the terms of the U.S. Security Agreement, Mortgage or other Collateral Document in effect on such date but at all times subject to the Collateral and Guarantee Requirements, such other additional agreements, instruments, approvals, notices or other documents reasonably requested by the Collateral Agent and necessary or advisable in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect the Lien purported to be granted in such additional Collateral covered by such U.S. Security Agreement, other Collateral Documents or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents applicable to such Subsidiary and that all property and assets of such Subsidiary shall become Collateral subject to Liens for the benefit of the Collateral Agent;

(E) a certificate of an Authorized Officer of such Subsidiary, certifying as to the matters described in Section 5.01(d)(xiii);

(F) a joinder to the VCOC Management Rights Agreement, duly executed by such Subsidiary; and

(G) a joinder to the Intercompany Subordination Agreement, duly executed by such Subsidiary;

(ii) Foreign Subsidiaries; Existing Asset Security Jurisdictions. In the event that any Person becomes a Foreign Subsidiary of Borrower (other than Excluded Subsidiaries) after the Effective Date that is organized or formed in an Asset Security Jurisdiction which is an Initial Asset Security Jurisdiction under the Loan Documents as of the Effective Date or a jurisdiction in which an existing Foreign Subsidiary which is already a Loan Party is organized or formed (collectively the “Existing Asset Security Jurisdictions” and each, an “Existing Asset Security Jurisdiction”), then within thirty (30) days after such event (or such later date agreed by the Collateral Agent in its reasonable discretion), subject to the limitations contained in the Collateral and Guarantee Requirements, the Loan Parties shall use commercially reasonable efforts to cause such Subsidiary to execute and deliver:

(A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor;

(B) if such Foreign Subsidiary is organized or formed in Singapore, a Singaporean Security Agreement (or a supplement to an existing Singaporean Security Agreement) (or, with respect to a Foreign Subsidiary in an Existing Asset Jurisdiction other than Singapore, such Collateral Documents or joinders or supplements thereto substantially consistent with those delivered by Loan Parties formed or organized in such jurisdiction (or such other documents customary in accordance with market practice in such jurisdiction) pursuant to clause (iii) below), together, where consistent with market practice, with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of such Singaporean Security Agreement or other applicable Collateral Documents governed by the laws of an Existing Asset Jurisdiction referred to in the preceding parenthetical and, where necessary, such other documents, notices, agreements or certificates required by the terms of such Singaporean Security Agreement or other applicable Collateral Documents in order to evidence, grant, protect or perfect the Collateral granted hereunder, (2) undated stock powers or share transfer forms for such Equity Interests executed in blank with signature guaranteed, and (3) such customary opinions of counsel as the Collateral Agent may reasonably request;

(C) a certificate of an Authorized Officer of such Subsidiary, certifying as to the matters described in Section 5.01(d)(xiii) (or its equivalent as may be customary in the jurisdiction of organization of such Subsidiary);

(D) a joinder to the VCOC Management Rights Agreement, duly executed by such Subsidiary;

(E) a joinder to the Intercompany Subordination Agreement, duly executed by such Subsidiary; and

(F) to the extent required pursuant to the terms of a Singaporean Security Agreement or other Collateral Document in effect on such date but at all times subject to the Collateral and Guarantee Requirements, such other additional agreements, instruments, approvals, notices or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect the Lien purported to be granted in such additional Collateral covered by the Singaporean Security Agreement or other Collateral Documents or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents applicable to such Subsidiary and that all property and assets of such Subsidiary shall become Collateral subject to Liens for the benefit of the Collateral Agent (including, without limitation, any parallel debt arrangements, local law debentures or share charges, together with any notices, acknowledgements, powers, certificates, registrations, filings, or equivalent Collateral Documents or deliveries necessary in connection therewith to cover the same asset classes that had previously been granted or perfected in such jurisdiction (collectively, such documents under these clauses (A) through (D), collectively, the “Foreign Subsidiary Accession Requirements”);

(iii) Additional Asset Security Jurisdictions. In the event that (x) any Person becomes a Foreign Subsidiary of Borrower (other than an Excluded Subsidiary) after the Effective Date that is organized or formed in a jurisdiction other than the Existing Asset Security Jurisdictions or (y) if, on the last date of a fiscal quarter for the four fiscal quarter period most recently ended for which financial statements of Topco and its Consolidated Subsidiaries are available, the aggregate amount of (i) the total revenues of the Group attributable to the Borrower and Guarantors for such four fiscal quarter period is less than 90% of the total revenues of the Group after deducting the revenue of the members of the Group organized in France and India or (ii) the consolidated total assets of the Group attributable to the Borrower and Guarantors as of the last day of such period is less than 90% of the consolidated total assets of the Group after deducting the total assets of the members of the Group organized in France and India (the “Collateral Coverage Test”), then the Borrower shall notify the Collateral Agent of such event and within thirty (30) days after the financial statements are required to be delivered for such fiscal quarter (or if “white-washing” or other similar procedures are required prior to providing a guarantee, sixty (60) days after such financial statements are required to be delivered) (or, in each case, such later date agreed by the Collateral Agent in its reasonable discretion) (the “Joinder Date”), the Loan Parties shall cause a Subsidiary or Subsidiaries as they elect (whether or not such Subsidiary is a Material Subsidiary and whether or not such Subsidiary is incorporated, organized or formed under the laws of an existing Asset Security Jurisdiction) to provide Guarantees and become an asset security provider such that, after giving effect to those additional grantors, both clauses (y)(i) and (y)(ii) of this Section are equal or greater than 90% (such additional designated jurisdictions, the “Additional Asset Security Jurisdictions” and each, an “Additional Asset Security Jurisdiction” and, together with any Existing Asset Security Jurisdictions, the “Asset Security Jurisdictions” and each, an “Asset Security Jurisdiction” and such persons, “Asset Security Providers”). It being understood that the Borrower may elect to add any Asset Security Jurisdictions and Subsidiaries as it determines, but shall at no time be required to procure that any of their Subsidiaries organized in India or France provide any such Guarantees or asset security. Unless another limitation is contained in the Collateral and Guarantee Requirements which limits this joinder requirement in which case, the joinder requirement above shall be limited as a result, it is understood and agreed that subject to the limitations contained in the Collateral and Guarantee Requirements, the Loan Parties shall use commercially reasonable efforts to deliver and cause such Subsidiaries to take such actions necessary to execute and deliver, or cause to be executed and delivered by not later than the Joinder Date:

(A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor;

(B) the foreign equivalent documentation of the Collateral Documents customary in such jurisdiction in order to evidence, grant, perfect or protect a security interest in the Collateral located in such jurisdiction agreed by the parties, together with such necessary or advisable appropriate corporate formalities, opinions, documents, instruments, agreements and certificates and other requirements for such Person to Guaranty the Obligations and/or provide a Lien on Collateral similar to that provided in the Initial Asset Security Jurisdictions and that would be consistent with market practice in such jurisdiction and the local law equivalent of the existing Collateral Documents entered into pursuant to the terms of the Collateral and Guarantee Requirements and the Foreign Subsidiary Accession Requirements in order to evidence, grant, or perfect a first priority Lien (subject to Permitted Liens) in the same types and classes of assets as had been previously required of the existing Loan Parties in the Existing Asset Security Jurisdictions described above but, in each case, taking into account local law formalities, market practices and requirements in order to effectuate Guarantee and procure that the property and assets of such Subsidiary shall become Collateral for the Obligations (including, without limitation, any parallel debt arrangements, local law debentures or share charges, together with any notices, acknowledgements, powers, certificates, registrations, filings, local law Mortgages or equivalent Collateral Documents or deliveries necessary or desirable in connection therewith to cover asset classes that had previously been granted or perfected in favor of the Collateral Agent in the other Asset Security Jurisdictions provided that such grant is both practical and commercially reasonable after taking into account market practice in such jurisdiction and the other limitations contained in the Collateral and Guarantee Requirements);

(C) a certificate of an Authorized Officer of such Subsidiary, certifying as to the matters described in Section 5.01(d)(xiii) (or its equivalent as may be customary in the jurisdiction of organization of such Subsidiary);

(D) a joinder to the VCOC Management Rights Agreement, duly executed by such Subsidiary;

(E) a joinder to the Intercompany Subordination Agreement, duly executed by such Subsidiary; and

(F) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any Collateral Documents or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations (including, without limitation, any parallel debt arrangements, local law debentures or share charges, together with any notices, acknowledgements, powers, certificates, registrations, filings, local law Mortgages or equivalent Collateral Documents or deliveries necessary or desirable in connection therewith to cover asset classes that had previously been granted or perfected in favor in such jurisdiction); and

(iv) cause each Loan Party that is an owner of the Equity Interests (other than to the extent constituting Excluded Property) of any Subsidiary not in existence on the Effective Date that is required to either become an asset security provider or be the subject of a share pledge to execute and deliver a Pledge Amendment (as defined in the U.S. Security Agreement) or, as the context may require, to the extent such Loan Party is a Foreign Subsidiary that is not party to the U.S. Security Agreement but is intended to be an Asset Security Provider in an Asset Security Jurisdiction, the equivalent instrument granting under the applicable Collateral Document, and to the extent that such delivery is required or customary under the applicable laws and market practice in the jurisdiction of organization of the Asset Security Provider and the issuer of such Equity Interests, the Loan Parties shall deliver to the Collateral Agent (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the applicable Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such customary opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent and that are customary to provide in connection with a grant of such Collateral in the applicable jurisdiction. It being understood that to the extent the Secured Parties request or require the delivery of share certificates (or equivalent) and stock powers (or equivalent) without taking all local law formalities required to grant, evidence or perfect such interest under the local law of the issuer of such Equity Interest, this Agreement and the other Loan Documents shall be read and interpreted such that any failure to achieve or maintain perfection or priority as a result thereof will not be considered a Default or Event of Default under this Agreement or any of the other Loan Documents.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except (x) in such instances in which such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and as notified to the Administrative Agent or (y) to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a material and adverse effect on the business of the Loan Parties and their Subsidiaries, taken as a whole.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all federal and other material Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except Taxes contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction (to the extent such concept exists in such jurisdiction) in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP in all material respects.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that (i) so long as no Event of Default has occurred and is continuing, the frequency of such visits and inspections shall be limited to one (1) time per each Fiscal Year, and shall occur during normal business hours and with reasonable prior notice to the relevant Loan Party or Subsidiary, (ii) the Disclosure Limitations shall apply at all times, (iii) the Administrative Agent follow all applicable safety precautions, and (iv) an authorized representative of the applicable Loan Party or Subsidiary shall be allowed to be present. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person with the agents and representatives of any Agent in accordance with this Section 7.01(f); provided that an authorized representative of the applicable Loan Party or Subsidiary shall be allowed to be present.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation and Permitted Dispositions excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property that is material to its business, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance.

(i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (A) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (B) required by any Requirement of Law, (C) required by any Material Contract and (D) in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties and their Subsidiaries in effect as of the Effective Date are acceptable to the Collateral Agent).

(ii) All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall, to the extent available on commercially reasonable terms, provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.

(iii) If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(iv) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action would not reasonably be expected to have a Material Adverse Effect.

(j) Environmental. Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) keep the Collateral free of any Environmental Lien;

(ii) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits in all material respects;

(iii) take all commercially reasonable steps to prevent any Release or threatened Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries;

(iv) Provide the Collateral Agent with written notice within ten (10) days of knowledge of any of the following:

(A) discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in a Material Adverse Effect;

(B) notice that an Environmental Lien has been filed against any Collateral; or

(C) an Environmental Claim or Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect.

(k) Fiscal Year. Cause the Fiscal Year of Topco and its Subsidiaries to end on December 31 of each calendar year unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) Landlord Waivers; Collateral Access Agreements. At any time (i) any Collateral constituting Inventory and/or Equipment with a book value in excess of $500,000, (ii) books and records or (iii) the corporate headquarters is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date, but limited in any event to real property located within the United States) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

(m) After Acquired Real Property. Upon the acquisition by any Loan Party after the Effective Date of any interest in any real property in fee simple (each such interest being a “New Facility”) that is a Material Facility, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the fair market value of such real property. The Collateral Agent shall notify such Loan Party in writing whether it intends to require a Mortgage (and any other Real Property Deliverables) (pursuant to Section 7.01(l) hereof) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Loan Party that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Borrower shall pay all reasonable and documented out-of-pocket fees and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n) Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures reasonably designed to promote compliance or no violation by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws.

(ii) Use reasonable efforts to comply with or not violate, and cause each of its Subsidiaries to comply with or not violate, all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii) Neither Loan Party, nor any of their Subsidiaries, directors, officers, or employees, nor, to the best knowledge of any Loan Party, any agent or any Person acting on behalf of any Loan Party will engage in any activity that would breach any Anti-Corruption Law.

(iv) Promptly notify the Administrative Agent upon obtaining knowledge of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law.

(v) Not directly or knowingly indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.

(vi) Each Loan Party and Affiliate, officer, employee or director, acting on behalf of the Loan Party is (and will take no action which would result in any such Person not being) in compliance with (A) Sanctions, (B) all other applicable export and import restrictions imposed by the United States, the United Nations, the European Union and its Member States, the United Kingdom, Singapore and any other jurisdiction applicable to any Loan Party and (C) all applicable provisions of the USA PATRIOT Act. In addition, no Loan Party or any Subsidiary will directly or indirectly engage in any transaction or dealing with or involving any Sanctioned Person or Sanctioned Country.

(o) Lender Meetings. Quarterly, at the reasonable request of the Administrative Agent, participate in a meeting with the Agents and the Lenders at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and such Agent or the Required Lenders) (or at the option of the Agent, a conference call) at such time as may be agreed to by the Borrower and the Administrative Agent.

(p) Board Observation Rights.

(i) The Administrative Agent shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (a “BOD Meeting”) of the Board of Directors of Topco (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) of Topco (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries at any such meetings.

(ii) The Board Observer shall be timely notified of the time and place of any BOD Meetings (which shall be held no less than once per quarter) and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of Topco (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting).

(iii) The Board Observer shall have the right to receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of Topco (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and information confidential in accordance with Section 12.19 of this Agreement.

(iv) The Borrower shall reimburse the Board Observer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with its participation in any such BOD Meeting.

(v) Notwithstanding the foregoing, all such requirements shall be subject to the Disclosure Limitations and the Borrower or the applicable Subsidiary shall be entitled to exclude the Board Observer from any portion of any meeting or telephone call (and, in the case of such exclusion, such Board Observer shall not be entitled to receive any materials in respect thereof) (A) when the governing body discusses any matters relating to this Agreement or the other Loan Documents, or the Borrower’s relationship with the Administrative Agent or the Lenders (including, strategy, negotiating position or similar matters relating to the Loan Documents or any permitted refinancing thereof) and (B) if and to the extent the Borrower reasonably believes that the Board Observer’s presence at or participation in such meeting or telephone conference (or any portion thereof) may affect the attorney/client privilege or attorney work product of any of the Loan Parties and their legal advisors; provided, however in the case of this clause (B), any such concern shall be disclosed in advance of any meeting (to the extent that providing such disclosure does not (in the Borrower’s reasonable judgment) jeopardize the attorney client privilege to be preserved) and the Borrower shall use commercially reasonable efforts to discuss such topics and provide information to the Board Observer in respect of such topic, in each case, without waiving such privilege;

(q) Data Privacy. Each Loan Party will (and will cause each of its Subsidiaries to), to the reasonable satisfaction of the Administrative Agent, comply with the conditions set forth on Schedule 7.01(q) on or before the date applicable thereto (it being understood that (a) any such date or requirement can be waived or extended or modified at the Borrower’s request with the sole consent of the Administrative Agent (in its sole discretion via e-mail) and (b) the failure by the Loan Parties to perform or cause to be performed any such condition on or before the date applicable thereto shall constitute an Event of Default).

(r) [Reserved].

(s) Further Assurances. Subject to the limitations set forth in this Agreement and the other Loan Documents, including those set forth in the definition of “Collateral and Guarantee Requirements”, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order

(i) to carry out more effectively the purposes of this Agreement and the other Loan Documents and to create, perfect, protect or otherwise maintain the Liens granted (or purported to be granted) under the Loan Documents,

(ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens (or, in the case of any Equity Interests constituting Collateral, Permitted Specified Liens)) any of the Collateral of any Loan Party (to the extent required by this Agreement and the other Loan Documents),

(iii) to establish and maintain the validity, effectiveness, and enforceability of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and

(iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.

In furtherance of the foregoing, to the maximum extent permitted by applicable law (but, for the avoidance of doubt, subject to the limitations set forth in this Agreement and the other Loan Documents, including those set forth in the definition of “Collateral and Guarantee Requirements”), each Loan Party:

(A) authorizes each Agent, at any time upon the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office to create, perfect, protect or otherwise maintain the Liens granted (or purported to be granted) under the Loan Documents,

(B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party.

Section 7.02 Negative Covenants. So long as the Termination Date has not occurred, each Loan Party shall not (and shall cause each of its respective Subsidiaries, not to), unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do any of the foregoing, unless such Subsidiary is an Immaterial Subsidiary at the time of wind-up, liquidation or dissolution and the assets thereof, if any, are contributed to a Loan Party or any wholly-owned Subsidiary of a Loan Party at the time of such wind-up, liquidation or dissolution; provided, however, that

(a) the Borrower may be merged into another Person to consummate the De-SPAC Mergers (“Successor Borrower”); provided that the surviving entity:

(A) shall be an entity organized or existing under the laws of the United States of America, any State thereof or the District of Columbia,

(B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto reasonably satisfactory to the Administrative Agent and the Collateral Agent,

(C) each Guarantor, unless it is the Successor Borrower , shall have confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under the Loan Documents to at least the same extent as if applied to those of the previous Borrower,

(D) each Guarantor, unless it is the Successor Borrower or the other party to such merger, consolidation or amalgamation, shall have, by a supplement to the Security Agreement and other applicable Security Documents to which it is a party, confirmed that its obligations thereunder shall apply to its guarantee of the Successor Borrower’s obligations under the Loan Documents to at least the same extent as if applied to those of the previous Borrower, and

(E) the Borrower shall have delivered to the Administrative Agent (A) a certificate of an Authorized Officer of the Borrower or the Successor Borrower, as the case may be, to the effect that such consolidation, merger, amalgamation or transfer and such joinder agreement comply with this Agreement and (B) a legal opinion to the effect that such joinder agreement and the agreements so joined are legal and binding agreements enforceable against the Successor Borrower, together with customary security interest opinions; provided that in giving a legal opinion, (x) counsel may rely on such certificate as to any matters of fact and (y) legal opinions consistent with the type and scope of the legal opinions delivered on the Effective Date shall be satisfactory to the Agents and the Lenders, (b) the Loan Parties and their Subsidiaries may consummate the Permitted Reorganization and the De-SPAC Transactions,

(c) any wholly-owned Subsidiary of any Loan Party (other than Topco and the Borrower) may be merged into a Loan Party (other than after the consummation of the De-SPAC Transactions, De-SPAC Parent) or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as in the case of this clause (c):

(A) no Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such transaction,

(B) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected in any material respect by such merger, consolidation or amalgamation, and

(C) the surviving Subsidiary, if any, if not already a Loan Party is joined as a Loan Party hereunder and the other applicable Loan Documents; and

(d) any Subsidiary that is not a Loan Party may be merged into another Subsidiary that is not a Loan Party;

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(iii) Permit any Subsidiary of the Borrower that is a direct or indirect parent of any Loan Party to not be a Loan Party.

(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l) and business activities reasonably incidental thereto and any business related, complementary, ancillary or incidental thereto or a reasonable extension thereof; provided that notwithstanding the foregoing, the consummation of the De-SPAC Transactions and the Permitted Reorganization shall be permitted.

(ii) After the consummation of the De-SPAC Transaction, permit the De-SPAC Parent to have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of the Borrower) or engage in any operations or business (other than the ownership of its Subsidiaries and activities incidental thereto); provided that nothing in this clause (ii) shall prohibit

(A) the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Agreement for De-SPAC Parent to enter into and perform;

(B) the payment of Permitted Restricted Payments (and other activities in lieu thereof permitted by this Agreement),

(C) the making of contributions to the capital of its Subsidiaries,

(D) Guarantees of Indebtedness permitted to be incurred hereunder by any Loan Party and the Guarantees of other obligations not constituting Indebtedness; provided that, unless consented to by the Administrative Agent, in no event shall any such Indebtedness be secured by Liens on the Equity Interests of the Borrower (other than Permitted Specified Liens),

(E) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries),

(F) the performing of activities in preparation for and consummating any public offering of Qualified Equity Interests or any other sale of its Qualified Equity Interests,

(G) the participation in tax, accounting and other administrative matters, including compliance with applicable laws and legal, tax and accounting matters related thereto,

(H) the holding of any cash and Cash Equivalents (but not operating any property),

(I) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees, and

(J) any activities incidental to the foregoing.

(e) Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) [Reserved].

(h) Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Other than any agreement in effect on the date of this Agreement (which may not be modified or renewed in a manner, taken as a whole, materially adverse to the Lenders) as described on Schedule 7.02(j), enter into, or permit any of its Subsidiaries to enter into, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate involving aggregate consideration in excess of $250,000, except

(i) transactions consummated in the ordinary course of business or necessary or desirable for the prudent operation of its business, for fair consideration and on terms, taken as a whole, not materially less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are disclosed in reasonable detail to the Agents prior to the consummation thereof, if they involve one or more payments by Topco or any of its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions,

(ii) transactions with (A) another Loan Party, and (B) with any other Subsidiary not otherwise restricted under this Agreement,

(iii) transactions permitted by Section 7.02(b) and Section 7.02(e), each on terms, taken as a whole, not materially less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are disclosed in reasonable detail to the Agents prior to the consummation thereof, if they involve one or more payments by Topco or any of its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions,

(iv) sales of Qualified Equity Interests of Topco to Affiliates of Topco not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith,

(v) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, advisors, consultants or independent contractors of the Borrower, any Subsidiary or any direct or indirect parent company of the Borrower, or guarantees in respect thereof for bona fide business purposes and in the ordinary course of business,

(vi) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any direct or indirect parent company of the Borrower, entered into pursuant to the De-SPAC Transactions,

(vii) Restricted Payments permitted by Section 7.02(h); provided that (x) such Restricted Payments are approved in good faith by the Board of Directors of Topco or of a Subsidiary thereof, or any direct or indirect parent of Topco and (y) the Affiliates that hold Equity Interests with respect to which such Restricted Payments are being made are treated on terms, taken as a whole, not materially more favorable, than the other holders of such class of Equity Interests more generally,

(viii) [reserved],

(ix) [reserved],

(x) [reserved],

(xi) [reserved],

(xii) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case, approved by the Board of Directors of such Loan Party or such Subsidiary, in the ordinary course of business,

(xiii) the De-SPAC Transactions,

(xiv) the consummation of the Permitted Reorganization, and

(xv) the payment of compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and transactions pursuant to any employee or director equity plan approved by the Board of Directors of such Loan Party or such Subsidiary in the ordinary course of business; provided that any such payments under such plans are made in compliance with this Agreement.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party:

(i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries,

(ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries,

(iii) to make loans or advances to any Loan Party or any of its Subsidiaries, or

(iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any amendment, extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is not materially less favorable, taken as a whole, to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any Requirements of Law (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G) customary restrictions in contracts that prohibit the assignment of such contract;

(H) the De-SPAC Documents, or

(I) the Existing Credit Facilities Payoff Letter.

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:

(i) this Agreement and the other Loan Documents,

(ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder,

(iv) customary provisions in leases restricting the assignment or sublet thereof or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(v) customary provisions in leases, subleases, licenses, sublicenses, licensing agreements and other contracts restricting the assignment, sublet, pledge or transfer thereof entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business,

(vi) any agreements governing any Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens),

(vii) the De-SPAC Documents, and

(viii) the Existing Credit Facilities Payoff Letter.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, in each case, to the extent such amendments, modifications or changes would be materially adverse, taken as a whole, to the Lenders or the issuer of such Indebtedness, except Permitted Refinancing Indebtedness that Refinances such Indebtedness;

(ii) except for the Obligations, the Permitted Intercompany Investments (other than payment, prepayment, redemption or defeasance on loans and advances permitted under clause (c) of the definition of “Permitted Intercompany Investments”, which shall be permitted to the extent permitted by the Intercompany Subordination Agreement), the DB/Harbert Deferred Payment Amount and other than to the extent any such payment, prepayment, redemption or defeasance is made solely with the proceeds of Excluded Consideration,

(A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due),

(B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness),

(C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto,

(D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, or

(E) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness constituting earn-outs or similar obligations, other than in an amount not to exceed the sum of (i)$5,000,000 in the aggregate plus (ii) additional amounts funded solely with Excluded Consideration, so long as immediately after giving effect to such payment, prepayment, redemption, defeasance, sinking fund payment or repurchase under this clause (E), (1) no Event of Default shall exist and be continuing and (2) the Borrower is in pro forma compliance with the covenants set forth in Section 7.03,

(iii) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that would not be materially adverse, taken as a whole, to any Loan Party or any of its Subsidiaries or the Agents and the Lenders; provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or

(iv) agree to any amendment, modification or other change to or waiver of any of its rights under any De-SPAC Document if such amendment, modification, change or waiver would be materially adverse, taken as a whole, to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA. (i) Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event, or (ii) adopt, or permit any of its ERISA Affiliates to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned, leased or operated by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws (other than any noncompliance that could not reasonably be expected to have a Material Adverse Effect).

(q) Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP or as may be required by any Loan Party’s or its Subsidiaries’ independent certified public accountants).

(r) Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws.

(i) Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or

(ii) Use, nor permit any of its Subsidiaries to use, directly or knowingly indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person, (B) in any manner that would result in a violation of any Sanctions by any Person, or (C) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

Section 7.03 Financial Covenants. So long as the Termination Date has not occurred, each Loan Party shall not, and shall cause its Subsidiaries not to, unless the Required Lenders shall otherwise consent in writing:

(a) [Reserved].

(b) Leverage Ratio. Permit the Leverage Ratio of Topco and its Subsidiaries as of the end of any test period of Topco and its Subsidiaries for which the last month ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Month End	Leverage Ratio
December 31, 2022 and the last day of each fiscal month ending through and including May 31, 2023	1.50:1.00
June 30, 2023 and the last day of each fiscal month ending through and including February 29, 2024	1.40:1.00
March 31, 2024, April 30, 2024, and May 31, 2024	1.35:1.00
June 30, 2024, July 31, 2024, and August 31, 2024	1.30:1.00
September 30, 2024 and the last day of each fiscal month ending through and including February 28, 2025	1.25:1.00
March 31, 2025 and the last day of each fiscal month ending through and including August 31, 2025	1.15:1.00
September 30, 2025 and the last day of each fiscal month ending thereafter	1.00:1.00

(c) [Reserved].

(d) [Reserved].

(e) Liquidity.

(i) Prior to March 31, 2023, permit Liquidity as of the end of any fiscal month of Topco and its Subsidiaries to be less than the sum of (x) $10,000,000 (or upon and after the occurrence of the De-SPAC Mergers, $20,000,000 (or, to the extent Recurring Revenue for the test period most recently ended for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(i) is greater than $90,000,000, $10,000,000)) and (y) the aggregate then-outstanding DB/Harbert Deferred Payment Amount.

(ii) On and after March 31, 2023, at any time permit Liquidity of Topco and its Subsidiaries to be less than the sum of (x) $10,000,000 (or upon and after the occurrence of the De-SPAC Mergers, $20,000,000 (or, to the extent Recurring Revenue for the test period most recently ended for which financial statements have been or are required to be delivered pursuant to Section 7.01(a)(i) is greater than $90,000,000, $10,000,000)) and (y) the aggregate then-outstanding DB/Harbert Deferred Payment Amount.

Article VIII.
CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements.

(a) The Loan Parties shall establish and maintain cash management services at one or more of the banks or financial institutions set forth on Schedule 8.01 (together with such other banks and financial institutions added from time to time pursuant to clause (d) below, the “Cash Management Banks” and each, a “Cash Management Bank”).

(b) Within sixty (60) days after the Effective Date (or, in the case of an account opened or acquired after the Effective Date, within sixty (60) days after such opening or acquisition (or, in each case, such longer period as agreed to in writing by the Collateral Agent), the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts) located in a state of the United States or the District of Columbia, deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account and for the Loan Parties which are Foreign Subsidiaries, take steps as required by the Collateral Documents or that are otherwise necessary or desirable in accordance with applicable local law requirements or customary market practice in the relevant jurisdiction where the account is located to make such accounts of the Loan Parties Controlled Accounts. From and after the date that is sixty (60) days following the Effective Date (or, in the case of an account opened or acquired after the Effective Date, within sixty (60) days after such opening or acquisition (or, in each case, such longer period as agreed to in writing by the Collateral Agent)), the Loan Parties shall not maintain, cash or Cash Equivalents in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts and the cash and Cash Equivalents maintained therein).

(c) Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account may, solely during the occurrence and continuance of an Event of Default, at the Administrative Agent’s direction be wired each Business Day into the Administrative Agent’s Account.

(d) So long as no Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank or otherwise caused such account to be a Controlled Account.

Section 8.02 Anti-Cash Hoarding.

(a) The Loan Parties shall ensure that each Subsidiary that is not a Loan Party promptly (but in any event within five (5) Business Days (or such longer period as may be agreed by the Administrative Agent in its sole discretion)) causes the repatriation (whether by repayment of an intercompany loan, distribution or otherwise) to a Loan Party (other than after the consummation of the De-SPAC Transactions, De-SPAC Parent) of all cash and Cash Equivalents of more than $3,000,000 in the aggregate held by Subsidiaries that are not Loan Parties to the extent (i) not prohibited by applicable local law (including in respect of fiduciary duties, capitalization regulations, capital maintenance rules or similar or analogous principles), (ii) in the case of non-wholly owned Subsidiaries, not prohibited by applicable organizational or constitutive documents, (iii) in the case of Subsidiaries organized in India, such repatriation does not have material adverse regulatory consequences to such Subsidiary and (iv) such repatriation does not have a material adverse tax consequence to the Topco and its Subsidiaries or their direct or indirect parent companies (subject to the definition of “CFC”) (any such cash and Cash Equivalents, “Available Cash”).

(b) The Loan Parties and its Subsidiaries shall use commercially reasonable efforts to promptly take such actions required by the applicable local law, organizational or constitutive documents (including voting its Equity Interests to cause such distribution) or otherwise to permit (or, in the case of material adverse tax and regulatory consequences, to mitigate such consequences and/or cause such repatriation in a manner that does not trigger and/or mitigates such material adverse tax or regulatory consequences) and cause such repatriation, and if the repatriation of any such Available Cash is not prohibited under the applicable local law (including in respect of fiduciary duties, capitalization regulations, capital maintenance rules or similar or analogous principles) or organizational or constitutive documents or such adverse tax or regulatory consequences ceasing to be more than de minimis (or such repatriation may be achieved without triggering such material adverse tax or regulatory consequences), such Available Cash will be promptly repatriated to a Loan Party (other than after the consummation of the De-SPAC Transactions, De-SPAC Parent).

Article IX.
EVENTS OF DEFAULT

Section 9.01 Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Collateral Agent Advance or any fee, or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days, (ii) any indemnity obligations due and payable under this Agreement within fifteen (15) days following the written request of Agent, or (iii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c) any Loan Party or its Subsidiary shall fail to perform or comply with any covenant or agreement contained in (x) Section 7.01(o), and such failure remains unremedied for five (5) Business Days, (y) Section 7.01(a)(i) to (vii), Section 7.01(a)(ix), Section 7.01(a)(xii), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.02 or Section 7.03, (z) or any Loan Party shall fail to perform or comply with any covenant or agreement contained in Article VIII, and such failure remains unremedied for three (3) Business Days;

(d) any Loan Party or its Subsidiary shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of the date an Authorized Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party or its Subsidiary shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,500,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party or its Material Subsidiary;

(i) shall institute any proceeding (including an Ipso Facto Event) or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, judicial management, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property,

(ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally or any of the circumstances occur with respect to it which allow an application to be made under section 90 of the IRDA,

(iii) shall make a general assignment for the benefit of creditors, or

(iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, judicial management, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof or as a result of any action or inaction on the party of any Agent or other Secured Party (excluding any such action or inaction as a result from an action or inaction of a Loan Party or its Subsidiary)) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof against any Loan Party shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject only Permitted Liens (or, in the case of Equity Interests constituting Collateral, Permitted Specified Liens)) in favor of the Collateral Agent, for the benefit of the Secured Parties, on any Collateral with an aggregate fair market value of $5,000,000 purported to be covered thereby other than any such loss of perfection or priority results from any action or inaction on the part of any Agent or any other Secured Party (including the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing Equity Interests pledged pursuant to any Security Agreement or any other Collateral Document or to file UCC continuation statements, but excluding any such action or inaction as a result from an action or inaction of a Loan Party or its Subsidiary);

(j) one or more final non-appealable judgments shall be rendered against the Borrower or any Loan Party or any Material Subsidiary or any combination thereof and the same shall remain unsatisfied, undischarged, undismissed, unbonded, unvacated and in effect for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any other Loan Party to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged the claim and not denied coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(k) [reserved];

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) there shall occur one or more ERISA Events that individually or in the aggregate results in, or would reasonably be expected to result in, a Material Adverse Effect;

(p) (i)  any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, or (ii)  the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(q) a Change of Control shall have occurred; or

(r) a Singapore incorporated Loan Party is declared by the Minister of Finance of Singapore to be a company to which Part 9 of the Singapore Companies Act, 1967 applies;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower;

(i)  terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced;

(ii)  declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and

(iii)  exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents;

provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees (including Exit Fee (as defined in the Fee Letter) and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium (if any), shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Article X.
AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:

(i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received;

(ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders;

(iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters;

(iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document;

(v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document;

(vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document;

(vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document;

(viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and

(ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation.

(a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03 Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents

(i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent;

(ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts;

(iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents;

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person;

(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and

(vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five (5) days of written demand by such Agent, reimburse such Agent and such Related Parties for, pay, indemnify and hold such Agent and such Related Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, and any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not brought by or against any Indemnitee, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Party’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.

(a) Any Agent may at any time give at least thirty (30) days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right so long as no Specified Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) to appoint a successor Agent; provided that regardless of whether any Event of Default has occurred and is continuing, in no event shall such successor Agent be a Disqualified Institution without the prior written consent of the Borrower. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent, which, so long as no Specified Event of Default has occurred and is continuing, shall be subject to the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided that regardless of whether any Event of Default has occurred and is continuing, in no event shall such successor Agent be a Disqualified Institution without the prior written consent of the Borrower. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Collateral and Guaranty Matters.

(a) The Collateral Agent may from time to time after the occurrence and during the continuance of an Event of Default make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement the costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable promptly following demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Term Loans that are Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, promptly following the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds following demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate.

(b) The Lenders and the Agents hereby irrevocably agree that (A) the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be released (i) in full, upon the occurrence of the Termination Date in accordance with the terms hereof; or (ii) with respect to property being sold or disposed of in in connection with any Permitted Disposition to a Person other than a Loan Party, solely as to such property that is the subject of such Permitted Disposition, provided that, if reasonably requested by the Collateral Agent, the Collateral Agent shall have received a certificate signed by an Authorized Officer of the Borrower certifying the basis for such Disposition being a Permitted Disposition; or (iii) upon any property of a Loan Party becoming Excluded Property; or (iv) if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02 and (B) the Guarantors shall be released from the Guaranty and the all other Loan Documents to which any such Guarantor is a party (i) in full, upon the occurrence of the Termination Date in accordance with the terms hereof; or (ii) with respect to any Guarantor that is a Subsidiary of Borrower, upon such Guarantor (x) ceasing to be a Subsidiary of a Loan Party or (y) becoming an Excluded Subsidiary; or (iii) if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by any Agent at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral or Guarantors pursuant to this Section 10.08(b). Notwithstanding anything to the contrary herein, the Collateral Agent shall not be required to release any Lien on any Intellectual Property that constitutes Collateral and that is the subject of a Permitted Disposition, unless ownership of such Intellectual Property is assigned or otherwise transferred pursuant to such Permitted Disposition.

(c) Without in any manner limiting any Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by such Agent, the authority to release Collateral or Guarantors conferred upon such Agent under Section 10.08(b). Upon receipt by such Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral or Guarantors, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Guarantors or of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s good faith judgment, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party or otherwise not subject to such release.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that

(i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof,

(ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and

(iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than with respect to Section 10.08).

Section 10.12 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to Topco or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding Topco and its Subsidiaries and will rely significantly upon Topco’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Topco and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower , or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower , and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 [Reserved].

Section 10.15 [Reserved].

Section 10.16 Erroneous Payments.

(a) If the Administrative Agent

(x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”), and

(y) demands in writing the return of such Erroneous Payment (or a portion thereof),

such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates)

(x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment,

(y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or

(z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part),

then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.16(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.16(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto),

(A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment),

(B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment,

(C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender,

(D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and

(E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 12.07, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender

(x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and

(y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that

(x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and

(y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent;

provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.17 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Article XI.
GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower and the other Guarantors now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and (i) agrees to pay any and all expenses (including reasonable and documented out of pocket counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI and (ii) to the fullest extent permitted by applicable law, if an Ipso Facto Event is continuing then, immediately on demand by the Administrative Agent or the Collateral Agent, that Guarantor shall pay an amount equal to all Loans, together with accrued interests and all other amounts accrued or outstanding under the Loan Documents, in each case as if the Loans were then immediately due and the payable as it was the principal obligor, but at all times subject to the limitations on expense reimbursement and indemnification set forth in Section 12.04 and Section 12.15, respectively. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower . Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party (other than the defense of payment in full or the occurrence of the Termination Date);

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, judicial management, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives

(i) promptness, diligence, presentment, protest, marshaling and demand,

(ii) notice of acceptance, dishonor, default and nonpayment, and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral,

(iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall

(a) remain in full force and effect until the occurrence of the Termination Date,

(b) be binding upon each Guarantor, its successors and assigns and

(c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.

Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date has occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the occurrence of the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to Agent for the benefit of the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment under Article X to the Secured Parties of all or any part of the Guaranteed Obligations, and (ii) the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. Any right of contribution of any Guarantor under this Section 11.06 shall be subject to

“Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.

“Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.

“Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Article XII.
MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

if to the Borrower or any other Loan Party, to it at the following address:

c/o Near Intelligence Holdings Inc.
100 W. Walnut Street, 4th Floor
Pasadena, California 91124
Attention: Chief Executive Officer and Chief Financial Officer
Email: anil@near.com and rahul@near.com

Telephone: (626) 889-7680
Telecopier: (626) 889-7685

with a copy to (which shall not constitute notice):

Sidley Austin LLP
787 7th Ave.
New York, New York 10019
Attention: Elizabeth R. Tabas Carson
Telephone: (212) 839-6075
Email: etabas@sidley.com

and

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, California 90067

Attention: Joshua G. DuClos

Telephone: (310) 595-9616

Email: jduclos@sidley.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:

Blue Torch Finance LLC
c/o Blue Torch Capital LP
150 East 58th Street, 39th Floor
New York, New York 10155
Email: BlueTorchAgency@alterdomus.com

with a copy to:

SEI – Blue Torch Capital Loan Ops
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
Telecopier: (469) 709-1839
Email: bluetorch.loanops@seic.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed

(x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower,

(y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and

(z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender directly and adversely affected thereby (except in connection with the waiver of default rate interest (which shall be effective with the consent of the Required Lenders));

(ii) increase the Total Commitment without the written consent of each Lender;

(iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender directly affected thereby;

(iv) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender directly affected thereby;

(v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender directly and adversely affected thereby; provided, that the Required Lenders may elect to release all or a substantial portion of the Collateral without the requirement to obtain the written consent of each Lender if such release is in connection with (x) an exercise of remedies by the Collateral Agent at the direction of the Required Lenders pursuant to Section 9.01 or (y) any Disposition of all or a substantial portion of the Collateral by one or more of the Loan Parties with the consent of the Required Lenders after the occurrence and during the continuance of an Event of Default so long as such Disposition is conducted in a commercially reasonable manner as if such Disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC; or

(vi) amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender directly and adversely affected thereby.

(b) Notwithstanding anything to the contrary in Section 12.02(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;

(iii) any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a “Collateral Document”) may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;

(iv) no consent of any Loan Party shall be required to change any order of priority set forth in Section 2.05(d) and Section 4.03; and

(v) the Administrative Agent and the Borrower may enter into an amendment to this Agreement pursuant to Section 2.16 to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable.

(c) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Borrower, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations with any and all premium (including Applicable Premium), accrued and unpaid interest and other amounts otherwise due hereunder as if such Holdout Lender had been voluntarily prepaid, including, pursuant to Sections 2.05(c), 2.06(f) and 2.08. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Attorneys’ Fees. The Borrower will pay promptly following written demand, all reasonable and documented out of pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), including, without limitation, (i) reasonable and documented out-of-pocket attorneys’ fees, costs and expenses; provided that the Borrower’s reimbursement obligations under this Section 12.04 in respect of such attorneys’ fees, costs and expenses shall be limited to the costs, client charges and expenses of one legal counsel to the Agents and the Lenders, taken as a whole, and, if reasonably necessary, one local counsel in each relevant material jurisdiction and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties, and (ii) reasonable and documented out-of-pocket costs and expenses related to, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:

(a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)),

(b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given,

(c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents,

(d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith (in each case, other than any dispute solely among any Agent and any of the Lenders or among two or more of the Lenders (other than any claims against a party in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any other Loan Parties)),

(e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document (in each case, other than any court proceeding relating to a dispute solely among any Agent and any of the Lenders or among two or more of the Lenders (other than any claims against a party in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any other Loan Parties)),

(f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender (in each case, other than in any court proceeding relating to a dispute solely among any Agent and any of the Lenders or among two or more of the Lenders (other than any claims against a party in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any other Loan Parties)), or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document,

(g) the protection and after the occurrence and during the continuance of an Event of Default, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document,

(h) after the occurrence of an Event of Default, any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document,

(i) any attempt to collect from any Loan Party,

(j) any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest,

(k) any Environmental Lien,

(l) the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization, or

(m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may, during the occurrence and continuance of an Event of Default, itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that, except in connection with the consummation of the De-SPAC Transactions and the successor in interest to the Borrower becoming the Borrower hereunder in accordance with Section 7.02(c) above, none of the other Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of (x) the Administrative Agent and (y) so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 5 Business Days after receiving written notice thereof); provided, however, that no written consent of the Administrative Agent or the Borrower shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender; provided further, that regardless of whether an Event of Default has occurred and is continuing, the Borrower’s prior written consent shall be required for any assignment to a Disqualified Institution.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof); and

(ii) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or if otherwise waived by the Administrative Agent) and all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws;

(iii) No such assignment shall be made to

(A) any Loan Party, other equity holder of Equity Interests of the Topco (other than the Warrants) or any of their respective Affiliates,

(B) [reserved], or

(C) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) ..

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto;

(ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto;

(iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;

(v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and

(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at one of its offices, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and binding for all purposes and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Borrower or the Administrative Agent pursuant to Section 12.07(b) (which consent of the Borrower or the Administrative Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent).

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i) If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”) provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j) Any Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d) ..

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that

(i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower , the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document); provided that such participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation; provided further that, for the avoidance of doubt, in the case of a participation, any required form or documentation required thereunder shall be delivered to the participating Lender

The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall use commercially reasonable efforts to cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other Notice of Requests, waivers and consents) and/or any Loan Documents, shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and the New York State Electronic Signatures and Records Act. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, mutatis mutandis.

Section 12.09 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 Consent to Jurisdiction; Service of Process and Venue.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

(c) Each Loan Party hereby irrevocably appoints the Borrower as its agent (in such capacity, the “Process Agent”) to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address in Section 12.01(a), and such Loan Party hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the jurisdiction in which it is domiciled or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11 Waiver of Jury Trial, Etc. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the “Indemnitees”) from and against losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out of pocket costs and expenses (including, without limitation, reasonable and documented out of pocket attorneys’ fees, costs and expenses) provided, that, in the case of legal expenses, the Loan Parties’ obligations shall be limited to one counsel to the Indemnitees, taken as a whole, and if reasonably necessary, one local counsel in each relevant material jurisdiction and, solely in the case of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:

(i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document, of any Environmental Claim or any other document executed in connection with the transactions contemplated by this Agreement,

(ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof,

(iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided,

(iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or

(v) any claim, litigation, including any Environmental litigation, investigation or proceeding relating to or arising out of any of the foregoing,

whether or not any Indemnitee is a party thereto and whether or not brought by or against the Borrower, any Loan Party, any Affiliate thereof or any Indemnitee (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. Paragraph (a) of this Section 12.15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower , on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality; Material Non-Public Information.

(a) Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public, confidential or proprietary information of a Loan Party (including, without limitation, all financial, technical or business information relating to a Loan Party, including trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for a Loan Party) supplied to it by or on behalf of the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information

(i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this or is subject to other customary confidentiality obligations);

(ii) to any other party hereto;

(iii) to any permitted assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19);

(iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority;

(v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency in connection with the transactions and Loans contemplated hereunder;

(vi) in connection with any litigation in connection with the transactions and Loans contemplated hereunder to which any Agent or any Lender is a party;

(vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties,

(ix) with the written consent of the Borrower, or

(x) that is or becomes otherwise publicly available (other than as a result of breach of confidentiality provisions contained herein)

In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Notwithstanding anything in the foregoing to the contrary, confidential information under the above paragraph may not be disclosed to any Disqualified Institution.

In the event that any Agent or a Lender or any of its Related Parties is required by applicable law to disclose any confidential information under clause (iv) of the above paragraph (other than in connection with any audit or examination conducted by bank accountants, regulators or examiners or any Governmental Authority or regulatory authority exercising examination or regulatory authority), then the applicable Agent or a Lender, unless prohibited by law, shall use commercially reasonable efforts to provide notice of the legal process to the Borrower so that the Borrower, at its sole option (but without obligation to do so), and at its sole expense, may attempt to seek a protective order or other appropriate remedy and/or waiver.

(b) The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Unless information and materials provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) have been clearly and conspicuously marked “PUBLIC” (and is not otherwise or becomes publicly available other than as a result of breach of confidentiality provisions contained herein), all such Borrower Materials shall be treated as containing material non-public information with respect to the Borrower and its securities for purposes of U.S. federal and state securities laws.

(c) If a Singapore incorporated Loan Party provides the Agents or the Lenders with personal data of any individual as required by or pursuant to the Loan Documents, the relevant Loan Party represents and warrants to the Agents and the Lenders that it has, to the extent required by law (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Agents and Lenders, in each case, in accordance with the Loan Documents. Each Singapore incorporated Loan Party agrees and undertakes to notify the Agents promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Agent or Lender of any personal data provided by the relevant Loan Party. Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

Section 12.20 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities or the ongoing periodic reporting requirements of any Loan Party) using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will, to the extent practicable to do so, consult with such Agent or such Lender before issuing such press release or other public disclosure), provided that each Loan Party may file any and all documents necessary to comply with U.S. federal and state securities laws without consultation of any Agent or Lender. Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23 Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.24 Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 12.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.26 English Language. This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.

Section 12.27 Effective Date Transactions, De-SPAC Transactions and Permitted Reorganization. Notwithstanding anything in this Agreement or in any of the other Loan Documents to the contrary, it is understood and agreed that (i) the consummation of the Effective Date Transactions, De-SPAC Transactions and Permitted Reorganization shall be permitted, and (ii) the completion of such transactions shall not result in a Default or Event of Default hereunder or under any other Loan Document.

Section 12.28 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the letters of credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the letters of credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

By:
Name:
Title:

GUARANTORS:

By:
Name:
Title:

[Signature Page to Financing Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:
BLUE TORCH FINANCE LLC

By:
Name:
Title:

[Signature Page to Financing Agreement]

LENDERS:

By:
Name:
Title:

[Signature Page to Financing Agreement]

Schedule 5.03

Conditions Subsequent to Effectiveness

Pursuant to Section 5.03 of the Financing Agreement, the Loan Parties covenant and agree to satisfy each of the conditions subsequent set forth below in accordance with the terms of the Financing Agreement on or before the applicable date set below (or such later date as the Administrative Agent agrees to in its sole discretion via e-mail)

1.	Within one (1) Business Day of the Liens created or purported to be created by the Singapore law Security Agreements entered into on or prior to the Effective Date becoming effective (or such later date as the Administrative Agent may agree in its discretion), the Agents shall have received an opinion of Latham & Watkins LLP, as Singapore counsel to the Agents and Lenders, as to such matters as the Administrative Agent may reasonably request.

2.	Within one (1) Business Day of the Effective Date (or such later date as the Administrative Agent may agree in its discretion), the Borrower shall provide evidence satisfactory to the Collateral Agent that all charges of Near Intelligence Pte. Ltd. registered with the Accounting and Corporate Regulatory Authority of Singapore in relation to the Existing Credit Facilities have been satisfied.

3.	Within ten (10) days after the consummation of De-SPAC Mergers, the De-SPAC Parent shall accede the Financing Agreement as a Guarantor, substantially in the form of Exhibit A thereto, which shall for avoidance of doubt include customary holding company covenant as reasonably acceptable to the Administrative Agent.

4.	Within the applicable statutory deadlines, the Loan Parties shall register or procure the registration of the particulars of charge in respect of each Security Agreement to which Near Intelligence Pte. Ltd. is a party with the Accounting and Corporate Regulatory Authority of Singapore (and will, in relation to such registration, enter into a letter of authorization, in form and substance reasonably satisfactory to the Collateral Agent, from Near Intelligence Pte. Ltd. to Latham & Watkins LLP authorizing Latham & Watkins LLP to register the particulars of charge in respect of each Security Agreement to which Near Intelligence Pte. Ltd. is a party with the Accounting and Corporate Regulatory Authority of Singapore), and pay the stamp duty payable in Singapore in relation to the Loan Documents.

5.	(i) On or before March 31, 2023,

(x)	the De-SPAC Mergers shall have been consummated in accordance with the De- SPAC Documents in all material respects and the pre-money enterprise value of the Parent shall be at least $675,000,000, and

(y)	the sum of (1) Net Cash Proceeds of Subordinated Indebtedness obtained by the Loan Parties, (2) Net Cash Proceeds obtained by the Loan Parties from the issuance of Equity Interests of the Borrower (or its direct or indirect parent companies), and (3) cash and Cash Equivalents from the Trust Account (as defined in the De-SPAC Merger Agreement) after giving effect to the completion and payment of the Redemption (as defined in the De-SPAC Merger Agreement), received by the Borrower, in each case of clauses (1) through (3), after the Effective Date, shall be at least $20,000,000 in the aggregate; or

(ii) on or before May 31, 2023, the sum of (1) Net Cash Proceeds of Subordinated Indebtedness obtained by the Loan Parties and (2) Net Cash Proceeds obtained by the Loan Parties from the issuance of Equity Interests of the Borrower (or its direct or indirect parent companies), in each case of clauses (1) and (2), after the Effective Date, shall be at least $50,000,000 in the aggregate.

Notwithstanding anything in the Agreement to the contrary, including without limitation, Section 2.05(c), 5.03 or 9.01, the failure by the Loan Parties to perform or cause to be performed at least one of the conditions subsequent set forth in clauses (i) or (ii) of the foregoing paragraph on or before the date applicable thereto (it being understood that any such date or requirement can be waived or extended or modified at the Borrower’s request with the sole consent of the Administrative Agent (in its sole discretion via e-mail) shall (x) constitute a mandatory prepayment event under Section 2.05(c) in an amount equal to 100% of the Obligations (other than Contingent Indemnity Obligations), which such prepayment shall be applied in accordance with Section 2.05(d), and (y) not constitute a Default or Event of Default under the Agreement, unless the Loan Parties fail to make such mandatory prepayment contemplated under clause (x) within three (3) Business Days following the date the Loan Parties failed to perform or caused to be performed the conditions subsequent set forth in the foregoing paragraph on or before the date applicable thereto. The mandatory prepayment obligations set forth in this paragraph shall be without duplication of any other mandatory prepayment obligations set forth in Section 2.05(c), including, without limitation, Section 2.05(c)(v).

6.	On the date of the Liens created or purported to be created by the Singapore law Security Agreements entered into on or prior to the Effective Date becoming effective (or such later date as the Administrative Agent may agree in its discretion), Near Intelligence Pte. Ltd. and the Collateral Agent shall enter into a French law governed financial securities account pledge agreement in form and substance reasonably satisfactory to the Collateral Agent.

7.	On or before the date that is 30 calendar days following the Effective Date (or such later date as agreed with the Administrative Agent (including by e-mail)), the Borrower shall have obtained written agreements in form and substance reasonably satisfactory to the Administrative Agent confirming the waiver by the Investors and the Founders (each as defined in the SH Agreement) of any obligations by the Company under Section 4.1 of the SH Agreement with respect to the Warrants (or such other amendment or modification to the SH Agreement in form and substance reasonably satisfactory to the Administrative Agent accomplishing substantively the same).